UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Wednesday, May 12, 2010, at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describes the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings
Chairman and Chief Executive Officer

March 26, 2010

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2010 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Airport Boulevard, Orlando, Florida on Wednesday, May 12, 2010, at 1:00 p.m. to consider and vote upon:

1.	The election of the ten nominees for director named in the attached proxy statement for a term expiring at the 2011 annual meeting of shareholders

2.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2010;

3.	An advisory vote regarding the Company’s executive compensation program;

4.	A proposal to approve the Tupperware Brands Corporation 2010 Incentive Plan; and

5.	Such other business as may properly come before the meeting and any adjournment thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk
Executive Vice President, Chief Legal Officer & Secretary

March 26, 2010

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 12, 2010, and at any adjournment thereof. A notice regarding the availability of proxy materials for the annual meeting is being mailed to shareholders on or about March 26, 2010.

Voting at the Meeting

The Board has fixed the close of business on March 15, 2010 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 62,920,697 shares of the Company’s common stock, each of which will be entitled to one vote. A majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Shares will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Corporate Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector to act at the meeting.

For all matters to be voted upon by shareholders at the meeting, the Company’s Amended and Restated By-Laws require the affirmative vote of a majority of the votes cast at the meeting. Abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors and the approval of the 2010 incentive plan require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome.

1.	Election of Directors

Board of Directors

In 2008, the Company’s shareholders approved an amendment to the Company’s certificate of incorporation to eliminate the classified board structure and to provide instead for the annual election of directors. As approved by shareholders, this change is being phased in over time, so that as the terms of sitting directors expire they will, if renominated, stand for reelection to one-year terms. Each of the ten nominees to be voted on at the Annual Meeting is, accordingly, nominated for election for a one-year term. All of the nominees, except for Mr. Antonio Monteiro de Castro, are currently directors of the Company. They are Rita Bornstein, Ph.D., Kriss Cloninger, III, E.V. Goings, Joe R. Lee, Bob Marbut, David R. Parker, Joyce M. Roché, J. Patrick Spainhour and M. Anne Szostak.

Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Information regarding some of the experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

Nominees for Election as Director for a Term Expiring in 2011:

RITA BORNSTEIN, Ph.D., President Emerita of Rollins College, an independent comprehensive liberal arts college, after retiring in 2004. Dr. Bornstein has considerable executive management experience in academia and has extensive ties with and influence in the community in which the Company is headquartered, in addition to having served on other boards of public companies. Term expires 2010. Age 73. First elected: 1997.

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Inc., an insurance and financial services firm, since 2001. Mr. Cloninger also serves as a director of AFLAC, Inc. and Total System Services, Inc. Mr. Cloninger has served as a chief operating officer and chief financial officer of a public company with a distribution channel that is comparable to the direct selling industry and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Term expires 2010. Age 62. First elected: 2003.

E.V. GOINGS, Chairman and Chief Executive Officer since October 1997. Mr. Goings serves as a director of R.R. Donnelley & Sons Company. In addition, over the past five years, Mr. Goings has also served on the boards of Circuit City Stores, Inc., SunTrust Bank of Central Florida, N.A. and Reynolds American, Inc. Mr. Goings has decades of business experience and considerable skills in senior management at corporate and business unit levels with publicly-owned direct sellers of name brand consumer products, including beauty products, on a global basis, in addition to having served on boards of other public companies. Term expires 2010. Age 64. First elected: 1996.

JOE R. LEE, retired Chairman and CEO of Darden Restaurants, Inc., which owns and operates restaurant chains. Mr. Lee retired from his position at Darden Restaurants, Inc. in 2005. Mr. Lee serves as a director of SunTrust Bank of Central Florida, N.A. Mr. Lee has served as a chief executive officer and chief financial officer of a public company, has considerable experience with name brand consumer products and possesses financial expertise, in addition to having served on boards of other public companies. Term expires 2010. Age 69. First elected: 1996.

BOB MARBUT, Executive Chairman of Electronics Line 3000 Ltd., an electronic security technology company, since December 2004, and Chairman of its subsidiary, SecTecGLOBAL, from January 2003 through December 2007. Concurrently, from January 2008 through January 2010, Mr. Marbut served as CEO of Argyle Security, Inc. (and its predecessor company), a solutions and service provider in the physical electronic security industry and, between July 2005 and February 2010, was Chairman and Co-CEO of Argyle Security and its predecessor company, Argyle Security Acquisition Corporation. Mr. Marbut serves as a director of Valero Energy Corporation. In addition, over the past five years, Mr. Marbut has also served on the boards of Argyle Security, Inc., Argyle Security Acquisition Corporation and Hearst-Argyle Television, Inc. Mr. Marbut has served as a chief executive officer of several public companies and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s board as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. Through his current business activities, he has substantial knowledge of the dynamics of non-US markets. Term expires 2010. Age 74. First elected: 1996

ANTONIO MONTEIRO DE CASTRO, retired Chief Operating Officer of British American Tobacco Company, a position held from January 2004 until December 2007. Mr. Monteiro de Castro served as a director of Reynolds American, Inc. within the past five years. Mr. Monteiro de Castro has considerable experience as a chief operating officer of an international, consumer products company, is a resident of a large foreign market which represents a significant opportunity for the Company, has brand management and financial experience, and has served as a director of a large U.S. public company. Age 64. Mr. Monteiro de Castro has not yet served as a director of the Company.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since January 2005, after serving as Managing Director of the firm since January 2003. Mr. Parker serves as a director of SFN Group, Inc. Mr. Parker has served as a chief executive officer of a public company, has experience in distribution businesses, and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s board, as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. As Chief Operating Officer of a $4.4 billion fund of hedge funds, he is very involved with a significant part of the worldwide capital markets and their dynamics. Term expires 2010. Age 66. First elected: 1997.

JOYCE M. ROCHÉ, President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold, since September 2000. Ms. Roché serves as a director of AT&T Inc. and Macy’s Inc. (formerly known as Federated Department Stores, Inc.). In addition, over the past five years, Ms. Roché has served on the board of Anheuser-Busch Companies, Inc. and May Department Stores. Ms. Roche has served as a chief operating officer of a public company and has considerable experience in the marketing function for a large direct selling beauty products company, in addition to having served on boards of other public companies. Term expires 2010. Age 62. First elected: 1998.

J. PATRICK SPAINHOUR, CEO of The ServiceMaster Company, a national residential and commercial services company, and CEO of ServiceMaster Global Holdings, Inc. since May 2006, after serving as Chairman and CEO of Ann Taylor Stores Corporation from 1996 until 2005. Mr. Spainhour is a director of The ServiceMaster Company. In addition, over the past five years, Mr. Spainhour has also served on the board of Circuit City Stores, Inc. Mr. Spainhour has served as a chief executive officer of public companies and has considerable experience in name brand consumer products, in addition to having served on boards of other public companies. Term expires 2010. Age 59. First elected: 2005.

M. ANNE SZOSTAK, President and CEO of Szostak Partners LLC, a consulting firm which advises CEOs on strategic and human resource issues, since June 2004. Prior thereto, Ms. Szostak served as Executive Vice President and Corporate Director of Human Resources of FleetBoston Financial Corporation (now part of Bank of America), a diversified financial services company. Ms. Szostak serves as a director of Belo Corporation, Dr. Pepper Snapple Group and SFN Group, Inc. In addition, over the past five years, Ms. Szostak has served on the board of Choicepoint, Inc. Ms. Szostak has served in executive positions in a large public company and has considerable experience in executive compensation and human resources, in addition to having served on boards of other public companies. Term expires 2010. Age 59. First elected: 2000.

Vote Required

To be elected, a nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. The Company’s By-laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board of Directors, which may be conditioned on acceptance by the Board of Directors. If a resignation is so conditioned on acceptance by the Board of Directors, the Nominating and Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors shall act on such resignation taking into account the recommendation of the Nominating and Governance Committee and shall publicly disclose its decision and the reasons for it within 90 days from the date the Inspector or Inspectors of Election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board of Directors that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Directors continuing in office:

CATHERINE A. BERTINI, Professor of Public Administration, Syracuse University, since August 2005, after serving as Under Secretary General for Management of the United Nations since 2003. Ms. Bertini has considerable executive management expertise in a non-governmental organization and has extensive experience in dealings with foreign organizations. Term expires 2011. Age 59. First elected: 2005.

CLIFFORD J. GRUM, retired Chairman of the Board and Chief Executive Officer of Temple-Inland Inc., a holding company with operations in corrugated packaging and building products. Mr. Grum retired from his position at Temple-Inland Inc. in 1999. In addition, over the past five years, Mr. Grum has served on the board of Trinity Industries, Inc. Mr. Grum has served as a chief executive officer of a public company, possesses financial expertise and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s board as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. Term expires in 2011. Age 75. First elected: 1996.

ANGEL R. MARTINEZ, Chair of the Board, President and CEO of Deckers Outdoor Corporation, an outdoor footwear manufacturer, since April 2005, after serving as President & CEO of Keen LLC, an outdoor footwear manufacturer, since April 2003. Mr. Martinez also serves as a director of Deckers Outdoor Corporation. Mr. Martinez has served as a chief executive officer of a public company and has considerable experience in the marketing function for name brand consumer products, in addition to having served on boards of other public companies. Term expires 2011. Age 54. First elected: 1998.

ROBERT J. MURRAY, retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer from December 1995 until January 2004. Mr. Murray serves as a director of Delhaize Group, IDEXX Laboratories, Inc., LoJack Corporation and The Hanover Insurance Group, Inc. Mr. Murray has served as a chief executive officer of a public company, possesses financial expertise and has managed a division of a large foreign-based name brand consumer products company, in addition to having served on boards of other public companies. Mr. Murray brings operating experience from outside the United States. Term expires 2011. Age 68. First elected: 2004.

Board Committees

The Audit, Finance and Corporate Responsibility Committee, which held six meetings in 2009, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”); evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. It also reviews and makes recommendations to the Board of Directors concerning the Company’s code of conduct, its financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. Members of this Committee are Mr. Cloninger (Chairperson), Ms. Bertini, Dr. Bornstein, and Messrs. Grum, Martinez and Murray. All such members are independent in accordance with New York Stock Exchange listing standards and the Board has determined that one member of this Committee (Mr. Grum) is an audit committee financial expert as defined by applicable rules. None of the members of this Committee serve on more than three audit committees.

The Compensation and Management Development Committee, which held six meetings in 2009, makes compensation recommendations to the Board for the Company’s senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. The Committee establishes the executive compensation objectives of the Company, and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. This Committee approves salary and incentive structures for executive management, specifically approves salaries and, incentive programs for corporate officers, and recommends for the approval of the full Board of Directors the compensation for those corporate officers at or above the level of senior vice president, including each of the named executive officers. While this Committee may specifically set the salary and incentive program for any key executive below the level of corporate officer, the Committee as a general matter delegates this role to senior management. The Company’s senior vice president, human resources and chief executive officer recommend all officer-level compensation actions, except that the chief executive officer is not involved in any recommendation concerning his own compensation. The chief executive officer’s compensation is recommended by the Committee after consultation with its compensation consultant, which it directly engages, as authorized by its charter. Members of this Committee are Ms. Roché (Chairperson), Ms. Szostak and Messrs. Lee, Marbut, Parker and Spainhour. All such members are independent in accordance with New York Stock Exchange listing standards. In determining that Ms. Roché is independent, the Board of Directors considered the $50,000 contribution by the Company in 2009 to Girls, Inc.

In 2009, the Committee engaged the services of Hewitt Associates LLC to provide a variety of services, including an evaluation of executive compensation trends, review of compensation regulations, laws and relevant accounting pronouncements, review of management’s recommendations regarding compensation levels and plan design, review of incentive plan performance target practices, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Committee. Hewitt Associates LLC does not provide services to the Corporation other than those discussed in the preceding sentence. The Committee has engaged Hewitt Associates LLC to provide similar services for 2010.

The Nominating and Governance Committee, which held two meetings in 2009, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. This Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Committee conducts a search for qualified candidates, which may include the use of third-party search organizations or solicitations of nominee suggestions from management or the non-management members of the Board. The Committee’s current criteria for consideration of any new candidate for selection include, at a minimum, experience in managing a consumer products business or an international business or organization and experience as a chief executive officer, chief operating officer or other senior position with a public company. After compiling background material on potential nominee candidates, management provides an analysis against Committee-established criteria and promising candidates are interviewed by the chairperson of the committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Committee. The Committee also considers any recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Committee a candidate for Board membership should send to the attention of the Corporate Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Committee using the same criteria used to evaluate other director candidates. The Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board of Directors in regard thereto. This Committee also determines compensation of non-management directors of the Company. No aspect of this determination is delegated to management, although the Committee does request the recommendation of the Company’s chief executive officer. This Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. Members of this Committee are Mr. Parker (Chairperson), Ms. Roché, Ms. Szostak, and Messrs. Cloninger, Grum and Murray, and all such members are independent in accordance with New York Stock Exchange listing standards. Mr. Parker also serves as the Company’s Presiding Director.

The Executive Committee, which did not meet in 2009, has most of the powers of the Board and can act when the Board is not in session. Members of this Committee are Mr. Goings (Chairperson), Ms. Roché and Messrs. Cloninger, Grum and Parker.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were six Board meetings held in 2009. No director attended fewer than 75 percent of the aggregate of Board and committee meetings on which the director served as a committee member. The Board has adopted Corporate Governance Principles which are set forth on the Company’s website and which provide, in part, that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. All of the Board’s 13 directors attended the Annual Meeting of Shareholders in 2009, except for Messrs. Cloninger, Martinez and Parker.

Corporate Governance

The Board has established corporate governance guidelines, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors. The codes apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. Current copies of these corporate governance documents may be viewed by accessing the Company’s website at www.tupperwarebrands.com. The Company will, to the extent required by law or regulation, disclose on its website, if and when there are any, waivers of or amendments to its code of conduct or code of ethics.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers or with the non-management members of the Company’s Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board of Directors, who then determines whether such communication shall be distributed to all non-management directors, makes such distribution if so determined, and oversees any reaction to such communications by the Board of Directors, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers or the Board of Directors are located at TupperwareBrands.com\Investor Relations\Corporate Governance\Governance Documents\Code of Conduct. While this communications access is intended primarily to accommodate matters involving the code of conduct, the Board of Directors invites interested parties to contact it on any topic of interest through TupperwareBrands.com\Investor Relations\Corporate Governance\Board of Director, or in writing to Board of Directors, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication can be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to 770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond “Tupperware”. The hotline is staffed by multi-lingual professionals through an independent company called The Network. The caller may direct the report to the Board of Directors by so advising The Network.

Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of the non-management members of the Board of Directors. The Presiding Director, Mr. David R. Parker, acts as the chairperson of the executive sessions of the non-management members of the Board and currently serves as the Chair of the Nominating and Governance Committee, in addition to having other duties.

The Board of Directors has affirmatively determined that the nominee for election to the Board and each of the following non-management members of the Board (or entity with which such nominee or director is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and therefore that each such nominee or member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Rita Bornstein, Ph.D., Kriss Cloninger, III, Clifford J. Grum, Joe R. Lee, Bob Marbut, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché, J. Patrick Spainhour and M. Anne Szostak.

Diversity

The Board of Directors values diversity as a factor in selecting members to serve on the Board, and believes that the diversity which exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience.

Risk Oversight

The Board of Directors’ involvement in risk oversight involves the Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), the Compensation and Management Development Committee (the “Compensation Committee”) and the full Board of Directors. The Audit Committee receives materials on a quarterly basis to address the identification and status of major risks to the Company, and risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews the compensation structures and programs to assure that they do not encourage excessive risk taking for compensation purposes which could result in material adverse effects upon the Company. At each meeting of the full Board of Directors, the major risks are identified to board members, and the Chairman of the Audit Committee reports on the activities of the Committee regarding risks. In addition, on an annual basis, the full Board of Directors receives a presentation by management regarding its risk management process, currently identified risks and associated responses to those risks.

Board Leadership Structure

The Board of Directors has chosen to combine the roles of Chairman and Chief Executive Officer and to have an independent Presiding Director. The duties of the Presiding Director include presiding at meetings of the independent directors, serving as liaison between the Board and the Chairman and CEO, approving schedules, agendas and materials sent to the Board, serving as an “ex officio” member of the committees of the Board of Directors of which he is not a member, oversight of the Board of Directors and CEO evaluation processes, coordination of the director candidate interview process, advising the Chairman and Chief Executive Officer on the quality, quantity and timeliness of management information provided to the Board, and recommendations on Board of Directors committee membership, chairs and rotation having authority to call meetings of the independent directors, and if requested by major shareholders of the Corporation, and being available for consultation and direct communication with such shareholders. This structure has, as evidenced by the feedback of directors over the years, provided for a highly-conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed decisions. As a consequence, the Board has determined that no significant benefit would be realized by separating the roles of Chairman and Chief Executive Officer.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned by the nominee for election and each of the directors, by each of the executive officers named in the Summary Compensation Table and by all nominees, directors and all executive officers of the Company as a group on March 15, 2010. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or officer owns more than 1 percent of the Company’s common stock, except Mr. Goings, who owns 2.14 percent. Such persons as a group own 5.03 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or held by or for Family Members	Shares that may be acquired within 60 days of March 15(1)	Restricted Stock(2)	Retirement Savings Plan-401(k)	Total Shares Beneficially Owned
Catherine A. Bertini	8,494	—	5,802	1,500	—	15,796
Rita Bornstein	16,815	—	21,802	1,500	—	40,117
Kriss Cloninger III	16,665	—	15,845	1,500	—	34,010
R. Glenn Drake	14,557	—	80,950	—	6,704	102,211
E.V. Goings	98,912	69,632	925,332	250,000	3,179	1,347,055
Clifford J. Grum	95,187	—	8,162	1,500	—	104,849
Simon C. Hemus	22,746	—	83,682	100,000	1,613	208,041
Joe R. Lee	30,880	—	23,845	1,500	—	56,225
Bob Marbut	18,809	—	21,845	1,500	—	42,154
Angel R. Martinez	1,183	4,640	22,020	1,500	—	29,343
Antonio Monteiro de Castro	2,000	—	—	—	—	2,000
Robert J. Murray	15,051	—	14,205	1,500	—	30,756
David R. Parker	17,205	—	20,662	1,500	—	39,367
Michael S. Poteshman	23,697	—	108,849	—	3,451	135,997
Joyce M. Roché	15,761	—	20,271	1,500	—	37,532
Christian Skröder	22,467	—	269,533	—	—	292,000
J. Patrick Spainhour	7,218	—	6,020	1,500	—	14,738
M. Anne Szostak	15,054	—	11,845	1,500	—	28,399

Subtotal	442,701	74,272	1,660,670	368,000	14,947	2,560,590

All directors and executive officers as a group (29) (including the individuals named above)	534,846	93,123	2,091,378	379,731	63,713	3,162,791

(1)

Includes stock options and restricted stock units granted under the Company’s 1996, 2000, 2002 and 2006 Incentive Plans and Director Stock Plan. In addition it includes the estimated shares of common stock that will be paid in lieu of fees under the Director Stock Plan at the end of the first quarter 2010.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,320,089	(1)	8.37
40 East 52nd Street New York, NY 10022

FMR LLC	7,250,076	(2)	11.41
82 Devonshire St. Boston, MA 02109

(1)

Based upon a Schedule 13G filed on January 29, 2010, as of December 31, 2009, BlackRock, Inc. indirectly held 5,320,089 shares of Tupperware Brands Corporation common stock, with sole dispositive power with respect to such shares and sole voting power with respect to such shares. The entities comprising the BlackRock, Inc. group are: BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC, BlackRock International Ltd and BlackRock Investment Management UK Ltd.

(2)

Based upon a Schedule 13G/A filed on February 16, 2010, as of December 31, 2009, FMR LLC indirectly held 7,250,076 shares of Tupperware Brands Corporation common stock, with sole voting power over 562,010 such shares and sole dispositive power with respect to all such shares. Such schedule identifies Fidelity Growth Company Fund as holding 3,220,000 of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors and executive officers that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its officers and directors were complied with for the Company’s 2009 fiscal year. The Company had one 10 percent beneficial owner of its common stock in 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 26, 2009 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	4,615,946	(2)	24.08	(3)	1,157,147
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	4,615,946		24.08		1,157,147	(5)

(1)	The following plans have been approved by the Company’s shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan, 2006 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program at forecasted performance.

(3)	Restricted stock, restricted stock units and performance shares have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans which have not been approved by shareholders.

(5)

All of such shares could be used for stock appreciation rights in lieu of stock options, and of such number of securities available for issuance, 564,647 could be utilized for the grant of restricted stock awards. In addition, 149,272 shares remaining in the reserve pool of the Director Stock Plan as of December 26, 2009 could be used either for grants to a director after the initial three months of service or to compensate a director in the form of an annual retainer fee.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board of Directors of the Company has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company, and (2) the Audit, Finance and Corporate Responsibility Committee of the Board of Directors (or, if determined by that Committee, by all of the independent directors of the Company). Transactions which are covered by this policy include all transactions which would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations shall be to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transactions

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s Chairman and Chief Executive Officer, for eight years. In 2009, her total compensation was $125,373. The Company’s BeautiControl subsidiary has employed Mr. Scott Halversen, the son of Mr. David T. Halversen, one of the Company’s officers during 2009, for two years. In 2009, his total compensation was $150,241. Each of these transactions was reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 26, 2009, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and has discussed with that firm its independence, and has considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control system in accordance with auditing standards generally accepted in the United States of America and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2009 fiscal year be included in the Company’s Annual Report on Form 10-K for the year ended December 26, 2009.

Audit, Finance and Corporate Responsibility Committee

Kriss Cloninger III, Chairperson

Catherine A. Bertini

Rita Bornstein, PhD.

Clifford J. Grum

Angel R. Martinez

Robert J. Murray

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis (“CD&A”)

Objectives

The Compensation and Management Development Committee of the Board of Directors (the “Committee”) believes that the following objectives for the executive compensation program best serve the needs of shareholders:

•

Emphasize pay-for-performance through variable compensation plans addressing short-term, mid-term and long-term performance such as annual cash incentives, gainsharing programs, performance share programs and stock options.

•	Directly align management compensation and shareholder returns.

•	Provide a balance between rewarding for share price and the financial drivers of share price.

•	Measure financial drivers that are consistent with the Company’s business strategies and outcomes as described in the table below.

•	Provide adequate fixed compensation and total compensation opportunity to attract and retain high quality executives.

The below table summarizes the executive compensation programs, taking into consideration strategic impact.

Program	Measures used to Determine Amount of Compensation / Reward	Focus	Strategic Impact
Base salary, benefits, retirement programs and perquisites	– External marketplace	– Short-term	Provide the foundation for attracting, motivating and retaining top executive talent.

Annual Incentive Program	– Net Income – Segment Profit – Cash Flow	– Short-term	Drive revenue, profitability and cash flow growth in all markets and groups of markets

Gainsharing Programs	– Segment Profit – Sales – Cash Flow	– Mid-term	Drive additional penetration in key, high growth and/or emerging markets and groups of markets.

Equity Programs – Performance Share – Stock Options and Restricted Stock (Units)	– Free Cash Flow – EPS – Stock Price	– Mid-term – Long-term	Drive long-term shareholder return.

Risk Discussion

The Committee has determined, with the assistance of its independent compensation consultant, that the elements of the Company’s executive compensation system do not encourage excessive risk taking that are reasonably likely to have a material adverse effect on the Company. This determination has taken into account the following design elements of the compensation programs and policies and practices: mixture of cash and equity payouts, mixture of performance time horizons, use of multiple transparent financial metrics, use of capped awards, use of required stock ownership amounts at senior management levels, a broad clawback policy, and a rigorous auditing, monitoring and enforcement environment.

Company Performance vs. NEO Compensation

Company performance in 2009 exceeded expectations. Full-year sales decreased 2 percent (increased 6 percent in local currency) and GAAP net income increased 8 percent (increased 26 percent in local currency) in comparison to 2008. Net income, as measured for incentive purposes, excluding certain pre-defined unusual items and in constant currency, increased 35 percent, compared with a target of 5 percent.

Historically, the Company’s payouts under the Annual Incentive Program (“AIP”), described in detail in a following section, trend closely with Consolidated Net Income. The extent of increase over prior year results determines incentive payouts.

Comparison of Corporate Performance to Incentive Payouts
Year	AIP Net Income Target ($ Millions)	AIP Net Income Results ($ Millions)	Net Income Growth	AIP Payout ($ Millions)	Year End Stock Price
2009	$138.3	$177.7	35%	$23.0	$47.14
2008	115.3	131.7	30%	16.6	20.76
2007	89.3	101.5	14%	15.5	33.06
2006	87.9	89.0	6%	11.4	22.61
2005	82.6	84.3	8%	9.4	22.40

Financial information is represented here in constant currency as measured for incentive purposes, not on a GAAP basis and is reconciled later in the CD&A.

The strong performance of the Company in 2009 was reflected in the total compensation received by each of the Company’s CEO, CFO and three other most highly compensated executive officers named in the Summary Compensation Table (the “NEOs”). Each of the NEOs participated in the Company’s 2009 AIP and NEOs directly responsible for operating segments, Messrs. Drake and Skröder, participated in mid-term cash incentive programs (“Gainsharing Programs”). Detailed program information is provided in following sections of this report.

Mr. Goings’ 2009 target cash compensation, defined as current salary and target annual incentive in 2009, was $2,320,000. Due to performance at maximum achievement under the Annual Incentive Program for 2009 ($2,640,000), Mr. Goings’ actual cash compensation in 2009 was above target cash compensation at $3,658,000.

Mr. Hemus’ 2009 actual cash compensation of $1,930,141 was higher than his target cash compensation of $1,260,000, also due to performance results and corresponding payout under the Annual Incentive Program of $1,320,000 at maximum achievement.

Mr. Poteshman’s actual cash compensation of $833,998 exceeded his target cash compensation of $593,850, also due to performance results and corresponding payout under the Annual Incentive Program of $447,700 at maximum achievement.

Mr. Drake’s actual cash compensation reflected achievement of the maximum goals under his Annual Incentive Program, resulting in a payout of $416,985 for 2009. Mr. Drake’s Annual Incentive Program performance goals were based partially on total Company net income and partially on results of the Tupperware Europe, Africa and the Middle East operating segment for which he has responsibility. Aggregate profit in this segment in 2009 was 25 percent higher than in 2008, as measured for incentive purposes. Mr. Drake was also a participant in a gainsharing program, under which he earned a payout of $1,000,000 for achievement against the aggressive 2009 goal. Given maximum performance under the incentive programs, his actual cash compensation of $1,773,212 exceeded his target cash compensation of $1,553,109.

Mr. Skröder’s actual cash compensation reflected achievement of the maximum goals under his Annual Incentive Program, resulting in a payout of $580,614 for 2009. Mr. Skröder’s Annual Incentive Program performance goals were based partially on total Company net income and partially on results of the Tupperware Asia Pacific operating segment for which he has responsibility. Aggregate profit in this segment in 2009 was 25 percent higher than in 2008, as measured for incentive purposes. Mr. Skröder was also a participant in a gainsharing program, under which he earned payout of $333,333 for achievement against the aggressive 2009 goal. Given maximum performance under the incentive programs, his actual cash compensation of $1,378,215 exceeded his target cash compensation of $1,082,698.

Compensation Benchmarking

For compensation benchmarking purposes, the market is defined as a combination of a comparator peer group made up of companies selected by the Committee in consultation with Hewitt Associates LLC and general industry executive compensation survey data described below.

For the purposes of benchmarking cash compensation, which was approved in February 2009, the Committee defined the competitive market in part using the 13 remaining peer companies selected in 2006 by the Committee (“2006 Comparator Peer Group”), along with general industry executive compensation survey data. Each of the 2006 Comparator Peer Group data and the general industry executive compensation survey data was weighted 50 percent. Companies included in the 2006 Comparator Peer Group are public companies with 2008 revenues of between $1.1 and $10.7 billion, median revenues of $2.4 billion, and a median 2008 fiscal year-end market capitalization of $2.7 billion. With respect to the general industry executive compensation survey data, the number of participating companies vary by survey source and range between 125 and 430 companies and have revenue brackets similar to the Company, generally between $1 and $3 or $5 billion.

In August of 2009, the Committee, in consultation with Hewitt Associates LLC, approved a new peer group (“2009 Comparator Peer Group”) for the purposes of compensation benchmarking. The intent of the Committee in contemplating a new peer group was to develop a larger peer group in order to provide more pay and performance data points and improve the reliability of the data from year to year. Companies were selected based on similarities in operational focus, industry, and complexity (as measured by revenues, percentage of revenues outside the U.S., and to a lesser extent, market capitalization). The approved 2009 Comparator Peer Group contains all companies still in existence that were selected in 2006 by the Committee plus an additional 11 companies.

For the purposes of benchmarking equity compensation, which was approved in November 2009, the Committee defined the market as the 24 peer companies selected in August 2009, along with general industry executive compensation survey data. Each of the 2009 Comparator Peer Group data and the general industry executive compensation survey data was weighted 50 percent. Companies included in the 2009 Comparator Peer

Group are public companies with 2008 revenues of between $1.1 and $10.7 billion, median revenues of $3.3 billion, and a median fiscal year-end market capitalization of $2.7 billion. The comparable 2008 fiscal year-end market capitalization of the Company was $1.4 billion. Peer group companies represent:

•	Product lines in household durables and nondurables, personal products including beauty and consumer goods including plastic products;

•	Companies that operate using a direct-selling distribution method; and

•	Food, beverage, and tobacco companies offering branded products.

Food, beverage and tobacco companies were added to the 2009 Comparator Peer Group. The Committee thought it appropriate to include food, beverage, and tobacco companies in order to capture companies with a similar operational focus on branded consumable products. Many of these companies sell branded goods and also have significant levels of non-U.S. revenue.

The Committee believes that these criteria represent the businesses in which the Company is engaged or against which it competes. The 13 companies that made up the 2006 Comparator Peer Group were as follows:

•	Consumer Products Companies: AptarGroup, Inc., Church & Dwight Co, Inc., Clorox Co., Energizer Holdings, Inc., Jarden Corp., and Newell Rubbermaid, Inc.,

•	Beauty Companies: Alberto Culver Co., Elizabeth Arden, Inc., Estée Lauder Companies, and

•	Direct Selling Companies: Avon Products, Inc., Blyth, Inc. (Party Lite), Herbalife Ltd., Nu Skin Enterprises, Inc.

The 24 companies that made up the 2009 Comparator Peer Group were as follows:

•

Consumer Products Companies: AptarGroup, Inc., Black & Decker Corporation; Church & Dwight Co, Inc., Clorox Co., Energizer Holdings, Inc., Fortune Brands Inc., Jarden Corp., Newell Rubbermaid, Inc., Pactiv Corporation, Snap-on Inc., Tiffany & Co., Williams-Sonoma Inc.,

•	Beauty Companies: Alberto Culver Co., Elizabeth Arden, Inc., Estée Lauder Companies,

•	Direct Selling Companies: Avon Products, Inc., Blyth, Inc. (Party Lite), Herbalife Ltd., Nu Skin Enterprises, Inc., and

•	Food, Beverage, and Tobacco Companies: Burger King Holdings Inc., Campbell Soup Co., Dr. Pepper Snapple Group Inc., Hain Celestial Group Inc., McCormick & Company, Inc.,

With the assistance of a special independent compensation consultant, W.T. Haigh & Co., the Committee conducted a study of CEO and COO compensation in 2009 to evaluate both the market competitiveness of these positions and their internal equity. Based on the outcome of the study, in February 2009 the Committee approved an increase in the targeted positioning of the COO’s total compensation package to between the median level and 60th percentile of the market used in the study. Based on the new targeted market level of the COO and overall results of the special study of CEO and COO compensation, the Committee approved an increase to target annual incentive and target long-term incentive, effective in 2009, for both the CEO and COO in order to better align to the external market.

To ensure that the Company is able to attract, motivate, and retain key management, the total compensation package for the CEO was targeted to approximate the 75th percentile of the market, the total compensation package for the COO was targeted between the median level and 60th percentile of the market, and the total compensation packages for all other officers, including NEOs, were targeted to approximate the median level of the market.

CEO and COO compensation opportunities are targeted above the median of the market due to the experience and abilities of these individuals. The CEO’s seasoned experience in the global direct selling industry and experience in leading organizations noted for diverse brands and merchandise mix, including both durable and consumable products, places the Company at risk, as he is seen as a viable candidate to manage a much larger business. The COO’s compensation is positioned above the median of the market due to his seasoned experience in managing complex, day-to-day global operations. It is also considered necessary in order to achieve emphasis desired by the Committee for Company performance and management succession, as well as desired internal equity. The Committee determined, with the assistance of its consultant, that the total compensation (base salary, bonus, and long-term incentives, excluding retirement and pension benefits) for a typical CEO in the United States is two to three times larger than the total value for the next most senior officer. In 2009, the target was achieved as the CEO’s compensation was 2.7 times that of the COO as reported in the Summary Compensation Table.

Elements materially affected by the benchmarking process include target base salary (salary structure midpoint), target annual bonus, and target mid- and long-term equity incentives. In addition to benchmarking executive compensation to the external market, the Committee establishes executive compensation for officers in light of individual tally sheets prepared by management, which contain a complete picture of each executive’s current and historical compensation elements. Gainsharing programs are not included in the benchmarking process, since those programs are intended to create incentives for extraordinary performance above and beyond what the benchmarked salary and bonus is intended to establish for competitive cash compensation. Gains from past equity and long-term cash incentives are not factored into the establishment of target compensation or other remuneration programs, such as for retirement. While most of the Company’s incentive compensation programs are targeted to the external market, compensation is contingent upon either the successful completion of performance goals or an increase in the Company’s stock price and can fluctuate above or below the targeted level. Annual and long-term incentive cash compensation is based upon financial results related to the executive’s scope of responsibility. Total compensation of the CEO and other NEOs, being performance-based, will exceed the targeted market level when Company performance exceeds financial goals. Alternatively, total compensation of the CEO and other NEOs will be less than the targeted market level if the Company’s financial goals are not achieved.

Annual Salary and Incentives

The components of executive compensation described below are determined primarily by the following factors: (a) the level and scope of responsibility of the executive; (b) the impact the executive could make on the business; (c) the market competitiveness of the compensation elements and total compensation; and (d) the Company’s short- and long-term goals.

The primary elements of short-term cash compensation are base salary and bonus. Annual base salary is considered a key element in the objective of attracting and retaining talented executives. Alignment with the competitive marketplace is an important element in setting base salary levels and individual performance is recognized through annual merit increases. Salary ranges are determined by competitive comparisons based on general industry executive compensation survey data and data provided by Hewitt Associates LLC about the Company’s comparator peer group, the weighting of which is described above in Compensation Benchmarking. Annual salary is set within these ranges and may be affected, on a case-by-case basis, by an individual’s work experience, performance, level of responsibility, impact on the business, tenure, and potential for advancement. A merit increase budget is determined on an annual basis taking into consideration market trends, expectations and inflation. Individual merit increases are determined based on individual, business unit/group of business units and/or total Company performance. Additional salary adjustments may be made to individual executives based on positioning relative to the market and/or job changes during the year.

•	2009 Merit Increases: Due to the economic outlook at the beginning of 2009, the Committee awarded no merit increases to NEOs.

•

2009 Market Adjustments and Other Salary Decisions: No adjustments to NEO salaries were made in 2009 based on compensation benchmarking to the external market. Mr. Skröder was awarded an increase of 22.5 percent upon his promotion to Group President, Asia Pacific.

•

2010 Merit and Other Salary Decisions: Merit increases are normally considered in February of each year. In February 2010, the Committee approved merit increases for NEOs and all U.S.-based employees as part of an overall budget of 3.0 percent.

The competitive position of the base pay of a majority of the NEOs did not materially change in light of the new 2009 Comparator Peer Group. However, the base pay of the chief financial officer position appeared to be somewhat lagging the market in 2010. As a result, Mr. Poteshman was awarded a market adjustment in order to better align his compensation to the external market. The following merit increases and market adjustments were awarded:

NEO	2010 Merit Increase	2010 Market Adjustment
Goings	5.0%	—
Hemus	3.3%	—
Poteshman	3.3%	8.9%
Drake	3.6%	—
Skröder	2.0%	—

Annual Incentive Program: Design

The Annual Incentive Program is a broad-based employee program structured to reward individual participants with the objective of driving financial performance. Annual incentive payout targets are established based on job level and are benchmarked to the competitive marketplace. The CEO’s incentive payout target is 120 percent of annual salary, the COO’s incentive payout target is 100 percent of annual salary, and the incentive payout target for Messrs. Poteshman, Drake, and Skröder is 55 percent of annual salary.

In 2008, the Annual Incentive Program design incorporated an income goal, net income or segment profit, as the only performance measure. Cash flow was considered a “multiplier” for select participants in that if the target cash flow achievement was met, a 10 percent premium was added to the final award payment. In 2009, the cash flow multiplier was removed in favor of a cash flow goal in order to align management’s incentives more closely with the success of driving cash flow in light of the difficult external environment. The overall incentive opportunity for participants measured on total Company performance or the performance of groups of businesses or select key profit generating units increased 10 percent in order to incorporate the former 10 percent cash flow premium. As a result, the Annual Incentive Program payout opportunity for target achievement was 110 percent of the target award. For these participants, including the NEOs, an incentive opportunity equal to 75 percentage points of target payout was based on an income measure, and an incentive opportunity equal to 35 percentage points of target payout was based on a cash flow measure (refer to page 21 for incentive calculation detail). This design element was considered to be a more direct driver of success in generating cash flow than the cash flow multiplier included in the previous design. The Annual Incentive Program also includes performance goals at a threshold and maximum achievement level with payout opportunity at 55 percent and 220 percent of the target award, respectively. Annual incentive payouts were calculated in the following manner.

For each performance goal:

•	Year-End Base Salary x Target Award Opportunity % = Target Award

•	Target Award x Performance Goal Weight x Payout Factor = Bonus Payout

Bonus Payout for each performance goal is added together for a final bonus payout.

2009 Annual Incentive Program: Goals

Annual performance goals are set in consideration of a wide range of vantage points, including information relative to the Company’s comparator peer group performance, trends in the Company’s business, analysts’ expectations, and the external environment. As a general approach to goal setting, “threshold” goals are set at levels consistent with past performance, albeit at a below target payout level. “Target” performance goals are set at levels that are achievable but also represent a solid increase over past results. “Maximum” performance goals meanwhile require outstanding performance in return for above target payouts.

For the 2009 performance period, total Company net income as measured for incentive purposes was $177.7 million, versus $131.7 million in 2008, measured on a comparable basis at constant foreign exchange rates, and target and maximum level goals were $138.3 million and $144.9 million, respectively. Target net income was 5 percent higher than 2008 actual results, and in conjunction with a targeted tax rate of 22 percent that was higher than the 2008 tax rate achieved for incentive purposes of 18 percent, included a 10 percent increase in pre-tax income. The $144.9 million maximum net income goal was 10 percent higher than 2008 actual net income and included a 16 percent increase in pre-tax income and the same 22 percent income tax rate as with the target goal.

For the 2009 performance period, total Company cash flow as measured for incentive purposes was $208.1 million, versus target and maximum level goals of $138.3 million and $142.9 million, respectively. Net income and cash flow were measured at the foreign currency exchange rates used to set the goals and excluded unusual items, as described below.

Due to the global nature of the Company’s business some NEOs’ incentive compensation under the Annual Incentive Program is based solely on consolidated net income and cash flow, while other NEOs’ incentive compensation is based in part on consolidated results and in part on the segment profit and cash flow results of groups of business units. In addition to total Company net income, in 2009 two of the Company’s NEOs, Messrs. Drake and Skröder, were measured on segment profit for their respective areas of responsibility. Cash flow was measured solely for their respective areas of responsibility. This design element is employed to tie a portion of the incentive compensation to the performance of the NEO’s area of responsibility while ensuring the NEO’s focus on the overall objectives of the Company.

The segment profit increase required for target payout for the Europe, Middle East and Africa segments over which Mr. Drake was responsible was 7 percent, and the amount of increase achieved was 25 percent. The segment profit increase required for target payout for the Asia Pacific segment over which Mr. Skröder was responsible was 7 percent, and the amount of increase achieved was 25 percent.

The Committee may adjust performance goals during the performance period in the event an executive’s job significantly changes. If this occurs, the participant’s original and new goals apply pro-rata and in relation to time spent in each position. In 2009, none of the NEOs experienced adjustments to performance goals during the performance period.

Financial measurements under the incentive program exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; significant insurance recoveries; amortization and impairment of acquisition-related intangibles; and costs to modify the Company’s capital structure. Annual incentive plan goals and achievement are measured at constant foreign currency exchange rates. Individuals whose performance metrics are related to consolidated net income are generally limited to NEOs, senior executives and corporate staff. Segment profit, when applied to incentive programs, is measured at the foreign exchange rates used to set the goals and excludes unusual items. The adjustments to U.S. GAAP results set forth below are for the same items for which the Company presented its results “excluding items” in its earnings release on February 1, 2010.

	2009	2008	Change
GAAP net income	$175.1	$161.4	8%
Adjustment to state at 2009 incentive exchange rates	(18.3)	(38.0)
Items excluded for incentive purposes:
Gain on disposal of assets including insurance recoveries	(21.9)	(24.9)
Amortization of intangibles of acquired beauty units	5.1	9.0
Impairment of goodwill and intangible assets	28.1	9.0
Re-engineering and impairment charges	8.0	11.9
Tax impact of pro forma items	1.7	3.3

Performance for incentive purposes	177.7	131.7	35%

The following chart shows the 2009 Annual Incentive Program goals, achievement against goals, and final incentive payout to NEOs. Award amounts are included under Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Name	Year End Base Salary	Target %	Incentive Measure(s)	Wt	Thresh- hold ($Mil)	Target ($Mil)	Maximum ($Mil)	Achieve- ment ($Mil)	Award Payout Factor	Award Amount (a)
E. V. Goings	$1,000,000	120%	Company Net Income	75%	$131.7	$138.3	$144.9	$177.7	200%	$1,800,000
			Company Cash Flow	35%	133.7	138.3	142.9	208.1	200%	840,000
										2,640,000

Simon C. Hemus	600,000	100%	Company Net Income	75%	131.7	138.3	144.9	177.7	200%	900,000
			Company Cash Flow	35%	133.7	138.3	142.9	208.1	200%	420,000
										1,320,000

Michael S. Poteshman	370,000	55%	Company Net Income	75%	131.7	138.3	144.9	177.7	200%	305,250
			Company Cash Flow	35%	133.7	138.3	142.9	208.1	200%	142,450
										447,700

R. Glenn Drake	344,616	55%	Company Net Income	25%	131.7	138.3	144.9	177.7	200%	94,769
			Group Segment Profit	50%	109.9	117.6	123.4	131.6	200%	189,539
			Group Cash Flow	35%	112.2	117.6	121.5	148.8	200%	132,677
										416,985

Christian Skröder	479,846	55%	Company Net Income	25%	131.7	138.3	144.9	177.8	200%	131,958
			Group Segment Profit	50%	56.8	60.7	63.6	71.9	200%	263,916
			Group Cash Flow	35%	58.0	60.7	62.7	69.8	200%	184,741
										580,614

Payout formula: Salary x Incentive Target x Weight of Measure x Payout Factor

Mid- and Long-Term Incentives

A primary objective of the Company’s compensation program is to align executive interest with long-term shareholder value creation. Emphasizing mid- and long-term compensation creates this alignment. The Company provides mid- and long-term compensation opportunities to NEOs in the form of cash and equity incentives. Both forms of compensation are performance-based.

Gainsharing Programs

Select Company executives, other than the CEO, COO and CFO, with responsibility for large, strategic or growing markets, or groups of markets, may participate in mid-term gainsharing incentive programs intended to reward participants for performance at least equal to the maximum objectives of the Annual Incentive Program. A gainsharing incentive is intended to encourage significant profit growth and also serves as a retention tool for critical leaders of units or groups of units. Gainsharing programs are considered key in accomplishing the Company’s long-term financial objectives and implementing strategic objectives. Messrs. Drake and Skröder each currently participate in three-year gainsharing programs, with non-overlapping award cycles, based on the performance of the portion of the business for which they are directly responsible. Payouts to gainsharing programs are made in cash.

Segment profit serves as the primary performance measure under Messrs. Drake’s and Skröder’s gainsharing programs. Maximum earnings opportunity under these gainsharing programs is $1 million with three potential annual payouts based on achieving annual milestone performance goals. If in the first year of the program, segment profit results fall below the first-year performance goal no award will be earned. If the first-year goal is met, the participant will receive a payout of one-third of the bonus opportunity. If the second-year program goal is met, two-thirds of the incentive opportunity will be paid less the amount paid for prior year achievement, if any. If the third- year program goal is met, the full incentive opportunity will be paid out less the amount previously paid under the program, if any.

While individual gainsharing programs vary in design, most employ Segment Profit as the primary financial measure. At the same time, these programs have “tripwires” related to cash flow and/or sales to require appropriate consideration of important performance metrics in addition to those upon which payout is primarily based. Company sales serve as a “tripwire” measure for Messrs. Drake and Skröder in that a minimum 90 percent of the year’s operating plan sales must be generated in order to earn a payout that year. For Mr. Skröder, cash flow serves as an additional “tripwire” measure in that cash flow of at least the year’s Annual Incentive Program target amount must be generated in order for a payout to be made for that year. Additionally, while initial gainsharing program goals for Group Presidents are based on an increasing amount of segment profit for the three years of the program, for programs beginning in 2009 or later, profit goals are the greater of the originally established amount for the year and that year’s maximum Annual Incentive Program goal.

Segment profit is measured at the foreign exchange rates used to set the goals and excludes the same items as outlined above for the Annual Incentive Program. Mr. Drake received a maximum payout of $1,000,000 under his three-year program ending in 2009, all of which was awarded for 2009 performance. Mr. Skröder received a payout of $333,333 for 2009 performance, which is the maximum payout allowable in the first year of his three-year program.

Due to a change in the business units over which Mr. Skröder is responsible, the 2010 and 2011 goals under his gainsharing program were revised in February 2010. Mr. Drake’s program ended in 2009. He was approved for a new program in 2010 with a similar design to that of Mr. Skröder.

The following chart shows Gainsharing Program goals for program cycles that included the year 2009, achievement against goals, and final incentive payout to NEOs. Award amounts are included under Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Name	Performance Period	Performance Measures / Tripwires	2009 Goals ($Mil)(a)	Achievement ($Mil)(a)	Award Amount ($)(b)
R. Glenn Drake	2007 - 2009	Group Segment Profit	$135.8	$143.4
		Tripwire: Group Sales	713.2	731.9	$1,000,000

Christian Skröder	2009 - 2011	Group Segment Profit	66.0	70.6
		Tripwire: Group Sales	347.8	354.2	333,333
		Tripwire: Group Cash Flow	60.7	69.8

(a)

Segment profit and sales achievements are measured at the foreign exchange rates used to set the goals and exclude unusual items. The cash flow tripwire is the same as the current year’s Annual Incentive Program goal.

(b)

Mr. Drake’s payout is calculated at $1,000,000, less amounts earned in previous plan years, of which there were none. Based on results achieved, Mr. Skröder’s payout is the maximum allowable amount in the first year of the program.

Equity Programs

On an annual basis, the Committee grants stock-based incentive awards to executives in order to align such executives’ interests with those of shareholders and to serve as another component of an executive’s comprehensive compensation package. Such awards are either in the form of a stock option, stock appreciation right, restricted stock, restricted stock unit, performance-restricted stock, performance share, performance unit or a combination of any or all of these vehicles. These awards are made to the group of executive management, officers, and other key employees. The total mix of these equity elements is considered in evaluating market competitiveness of the Company’s mid- and long-term incentive programs.

Target awards are determined based on the level of the participant and by competitive comparisons based on the general industry executive compensation survey data and data about the Company’s comparator peer group, the weighting of which is described under Compensation Benchmarking. Target awards may be modified up or down 15 percent based on the individual performance of the participant. Larger awards are made to those executives that are considered critical to the business, high performers, or high potential talent.

The Company has adopted a policy for payouts beginning in 2010 not to pay to executives dividends or dividend equivalents on performance-based share or unit grants or on time-based restricted share or unit grants until such time as required performance has been achieved or time periods have elapsed, as the case may be.

Stock Option Program

In 2009, a stock option grant was made to each of the NEOs that was weighted at 60 percent of the equity incentive target award value. Stock options are considered good motivators for executives to deliver on increasing the stock price and provide a better alignment with the interests of shareholders than other vehicles because stock options require favorable Company performance in order to create value in the underlying common stock. Stock options are weighted more heavily than awards under the Performance Share Program as a percentage of total equity incentive value because the Company would like its stock price to increase over the long-term and considers stock options to be the best vehicle to incent management to take the actions that will lead to that growth.

In 2009, stock options were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the date of grant, vesting one-third on each of the first, second, and third anniversary of the grant date.

Except for occasions generally limited to when equity has been granted to a newly hired or promoted executive or where a market adjustment to an executive’s compensation has been made, the Committee has historically granted stock option awards in November at its regularly scheduled meeting. The date of the meeting and grant has typically been after the release of third-quarter results and prior to the beginning of December. If there had been any material undisclosed information, the Committee would have delayed the date of making annual grants until such time as such information was disclosed.

Performance Share Program

Select key senior executives are eligible for participation in the Performance Share Program, a three-year stock-based performance program with overlapping award cycles, which provides incentive opportunity based on the overall success of the Company, as reflected through increases in cash flow and earnings per share. In 2009, all NEOs participated in the program. The Performance Share Program target award represents 40 percent of each NEO’s 2009 equity incentive target award value and is considered when determining the competitive level of mid- and long-term incentive compensation for the NEOs. The program is referred to as the Performance Share Program because earned awards are based upon a pre-defined number of performance share units. The number of units earned can vary from no payout for below threshold performance to 150 percent of target at maximum performance. The Performance Share Program provides not only a link to long-term shareholder value through the use of stock but also provides a mid-term performance horizon to financial measures and goals initially established under the Annual Incentive Program.

Earnings per share and free cash flow serve as the performance measures under this program and are measured the same way as under the Annual Incentive Program, i.e. in constant currency and excluding certain unusual items. These excluded items are the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; significant insurance recoveries; amortization and impairment of acquisition-related intangibles; and costs to modify the Company’s capital structure.

The earnings per share included within the three-year goal includes a net income goal equal to the target goal under the Annual Incentive Program, converted to earnings per share using the number of diluted shares as of the start of the program. The earnings per share used for each of the following two years in arriving at the target under the program are typically higher than the prior year by a single digit percentage. The target cash flow goal in the 2007-2009 program was equal to net income times the diluted shares used in setting the earnings per share goal. The 2007 – 2009 Performance Share Program had a target goal of cumulative earnings per share of $5.63, and a cumulative cash flow of $345.1 million. Actual performance under the program was EPS of $7.83 and cash flow of $446.1 million resulting in payouts of 150 percent of target.

In addition to a target cash flow and earnings per share goal, the plan includes threshold and maximum goals where the threshold is approximately 10 percent below and the maximum approximately 10 percent higher than the target. Performance targets used for this program in the 2007 – 2009 cycle for all NEOs are set forth below.

2007 - 2009 Performance Share Program Goals	3-Year Aggregate Free Cash Flow	3-Year Aggregate Earnings Per Share
Threshold	$310.6	$5.07
Target	345.1	5.63
Maximum	379.6	6.19

Under the 2007 – 2009 Performance Share Program, Mr. Goings earned 60,000 shares of stock, Mr. Hemus earned 15,000 shares of stock, Mr. Poteshman earned 3,750 shares of stock, and Mr. Drake earned 7,500 shares of stock. Mr. Skröder was not a participant in the program as he was not eligible at the time the award was granted.

Special Bonus and Stock Grants Awarded in 2009

In February 2009, Mr. Skröder was awarded a special cash bonus in the amount of $242,994 in recognition of his support for the CEO’s initiatives and to promote good stewardship of the Company. Mr. Skröder also received a one-time stock option grant in January 2009 upon his promotion to Group President. Additional stock options and performance share units were granted to the CEO and COO in February 2009 to accomplish the increase in long-term incentive value recommended by W.T. Haigh & Company and approved by the Committee as a result of the study conducted in 2009 of CEO and COO compensation. Each of the CEO and COO received stock options for 44,600 shares. The CEO received a Performance Share Program grant that would, if performance occurred at target performance, result in a payout of 63,075 shares, and the COO received a grant under such program that would result in a payout of 24,850 shares. Special one-time restricted stock awards were granted to both the CEO and COO, for 150,000 shares and 100,000 shares, respectively, in February 2009 in order to provide a retention vehicle though the year 2014. The restricted stock awards vest 100 percent between the fifth and sixth anniversaries of the grant date, unless the Committee requires a longer period.

Stock Ownership

The Committee requires all NEOs to acquire, over a five-year period following appointment, and then to hold, an amount of Company stock equal in value to a multiple of annual salary. For the CEO the multiple is five times annual salary and for the remaining NEOs the multiple is three times annual salary. The Company prohibits executives from hedging the economic risks involved in the ownership of Company stock through the use of derivative instruments. All NEOs are in compliance with the requirements.

Health and Welfare Plans and Perquisites

The NEOs receive certain health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, and disability insurance similar to that provided to other employees, basic life insurance which is available to other employees, and executive life insurance which provides an additional coverage amount equal to one year’s salary.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, financial and tax planning and, for the CEO and COO, annual country club membership dues. Perquisites and health and welfare benefits described above are offered in order to provide a total compensation package, which is competitive with the marketplace for senior level executives as determined by evaluating general market data.

Retirement and Savings Plans

Plans for NEOs based in the United States include a qualified base retirement (defined benefits) plan (which was frozen in 2005), a qualified retirement savings plan (401K) and a supplemental retirement savings plan. Mr. Skröder, as an employee based in Switzerland, participates in a “TEAM” Pension Plan in lieu of the programs for U.S.-based employees. The CEO also participates in a Supplemental Executive Retirement Plan (“SERP”), which was introduced in 2003 as an important retention element of the CEO’s total compensation. The Company has adopted a policy that no additional SERPs will be implemented. Pursuant to the Company’s Executive Deferred Compensation Plan and Select Deferred Compensation Plan certain executives, including NEOs based in the United States, may defer compensation. All plans are discussed in detail in the Pension Benefits and 2009 Non-Qualified Deferred Compensation sections.

Severance and Change-in-Control Agreements

The Company has entered into change-in-control agreements with its NEOs. These agreements, which have been designed by the Committee with the advice of Hewitt Associates LLC, are, in the event of a change-in-control, in lieu of the benefits offered under the Company’s severance policy generally applicable to U.S.-based employees. Change-in-control agreements have been implemented due to the Committee’s desire to provide that in the event of a threatened change-in-control, adequate retention devices would be in place to assure that senior management continued to operate the business through the conclusion of a change-in-control transaction. This program serves to attract executives by providing a competitively designed element of executive compensation.

In addition, the Company entered into a severance agreement in 2003 with the CEO for situations not connected with a change-in-control, pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment is terminated without “cause” by the Company or terminated with “good reason”, as defined in the agreement, by the CEO. Other benefits include the vesting of all long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would be reduced on a dollar-for-dollar basis by any amounts paid under his change-of-control arrangement. The Committee deemed such an agreement, including the level of benefit paid, to be appropriate in the market and to serve as a useful retention device for the CEO. The Company has adopted a policy that it will not enter into additional severance agreements (outside those related to a change-in-control) with active executives.

Compensation of the CEO

The Committee generally applies the compensation philosophy and policies described above in determining compensation recommendations for the CEO. Under the total compensation package for the CEO, the goal is to target a total compensation opportunity at the 75th percentile of market. Specifics on the CEO compensation are disclosed in the Summary Compensation Table.

Administration and Oversight

The Committee establishes the executive compensation objectives of the Company and oversees the administration of the Company’s compensation program within the context of those objectives. This Committee reviews specific salaries and incentive programs for corporate officers. It recommends for the approval of the full Board of Directors salaries for executive officers at or above the level of senior vice president, including each NEO. While the Committee may specifically set the salary and incentive program for any key executive below the level of executive officer, the Committee as a general matter delegates this role to senior management. The Company’s Senior Vice President, Human Resources and CEO recommend all officer-level compensation actions, both equity and non-equity in nature, except with respect to the CEO. Recommendations are made consistent with the methodology discussed under Compensation Benchmarking, Annual Salary and Incentives and Mid- and Long-Term Incentives sections. The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s compensation consultant, and is approved by the independent directors on the full board.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) establishes certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company’s executive compensation programs have been structured to comply with Section 162(m) and the Company believes that actions regarding compensation paid, or to be paid, to executive management have also complied with Section 162(m). The executive compensation program has been structured to allow the Committee to forego deductibility under Section 162(m) if, in its discretion, the Committee believes a particular compensation program, payment or action is consistent with the overall best interests of the Company and its shareholders. The Committee reserves the right to adjust any formula-based amount that, in its judgment, is inappropriate in light of overall results and circumstances. The Committee has reserved the right to interpret financial results and to determine the proper treatment of changes in accounting standards, unusual events, capital gains and losses and changes in capital structure of the Company. Committee discretion is generally limited to reducing or withholding awards.

Recapture of Awards and Payments

The Company has a policy that in the event it is determined that the Company’s previously reported financial results have been misstated due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements, any previous cash payment, deferral of cash payment, or delivery of common stock of the Company which was made pursuant to any performance-based incentive compensation award, including any discretionary award, shall be subject to recovery by the Company as provided in the policy and as the Committee, in its sole discretion, shall in good faith determine. In 2009, no such recovery occurred.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2009 fiscal year and in this 2010 proxy statement. Members of the Committee are:

Joyce M. Roché, Chair

Joe R. Lee

Bob Marbut

David R. Parker

J. Patrick Spainhour

M. Anne Szostak

2009 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s named executive officers (NEOs), including the Chief Executive Officer and the Chief Financial Officer, for the years ended December 26, 2009, December 27, 2008 and December 29, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
E. V. Goings.	2009	$1,018,222	$0	$3,698,982	$2,128,225	$2,640,000	$4,171,916	$395,764	(6)	$14,053,109
Chairman & CEO	2008	1,012,592	0	934,750	1,304,281	4,035,218	1,748,870	455,995		9,491,706
	2007	990,096	0	966,400	911,430	4,408,632	3,092,788	404,415		10,773,761

Simon C. Hemus	2009	610,141	0	2,167,396	994,443	1,320,000	n/a	176,495	(7)	5,268,475
President & COO	2008	608,538	0	373,900	365,210	1,129,613	n/a	221,704		2,698,965
	2007	459,022	0	241,600	373,141	693,000	n/a	317,907		2,084,670

Michael S. Poteshman	2009	386,298	0	137,578	314,939	447,700	11,562	94,585	(8)	1,392,663
EVP & CFO	2008	379,860	0	186,950	194,870	491,807	7,360	92,537		1,353,384
	2007	346,661	0	60,400	241,490	547,127	(2,166)	83,316		1,276,828

R. Glenn Drake	2009	356,227	0	119,784	294,190	1,416,985	34,344	547,560	(9)	2,769,091
Group President, Europe, Africa and the Middle East	2008	353,680	0	186,950	169,512	410,055	20,107	479,047		1,619,351
	2007	342,055	0	120,800	172,938	487,378	8,310	328,988		1,460,469

Christian Skröder	2009	464,267	242,994	119,784	454,481	913,947	195,618	279,991	(10)	2,671,083
Group President, Asia Pacific	2008	384,842	0	0	169,512	574,453	172,614	72,743		1,374,163
	2007	371,733	0	0	59,983	476,977	155,509	75,240		1,139,442

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan. Mr. Skröder’s salary is converted to U.S. dollars from Swiss francs using the December 31 exchange rate for each year reported, 0.87 dollars per franc for 2007, 0.90 for 2008, and 0.96 for 2009.

(2)	A cash bonus was awarded to Mr. Skröder in 2009 and is described under Special Bonus and Stock Grants Awarded in 2009 on p. 24.

(3)

Aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). A portion of awards listed above are subject to performance conditions. Assuming that the highest level of performance conditions will be achieved, for fiscal year 2009, the grant date fair value for each NEO would be as follows: Mr. Goings, $4,246,273; Mr. Hemus, $2,383,094; Mr. Poteshman, $206,367; and Messrs. Drake and Skröder, $179,676 each. The assumptions used in the valuations may be found in Note 15 of the Company’s 2009 Annual Report on Form 10-K.

(4)

Aggregate grant date fair value of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The grant-date fair value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumptions used in the Black-Scholes valuations and the resulting values per share may be found in Note 15 of the Company’s 2009 Annual Report on Form 10-K.

(5)

Amount represents the actuarial increase in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in the Company’s pension plans. Mr. Skröder is not a U.S.-based executive and, therefore, is not eligible to participate in the U.S. plans; instead, he is a participant in the Fondation Collective LPP de la Rentenanstalt (the “TEAM Pension Plan”). The following table includes the fiscal year-end accumulated benefit obligations attributable to each NEO under the various pension plans:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)	TEAM Pension Plan	Total
E. V. Goings	$22,043	$103,784	$4,046,089	n/a	$4,171,916
Simon C. Hemus	n/a	n/a	n/a	n/a	n/a
Michael S. Poteshman	8,570	2,992	n/a	n/a	11,562
R. Glenn Drake	23,454	10,890	n/a	n/a	34,344
Christian Skröder	n/a	n/a	n/a	$195,618	195,618

(6)

For Mr. Goings, All Other Compensation includes executive perquisites provided by the Company, including club dues, car benefit, Company matching contributions on charitable gifts, executive physical, and financial and tax services, that are based upon actual amounts paid by the Company to Mr. Goings, as well as dividends on restricted stock ($91,960), life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($20,982) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($247,950).

(7)

For Mr. Hemus, All Other Compensation includes executive perquisites provided by the Company, including club dues, car benefit, Company matching contributions on charitable gifts, executive physical, and financial and tax services, which are based upon actual amounts paid by the Company to Mr. Hemus, as well as dividends on restricted stock, life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($20,982) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($118,350).

(8)

For Mr. Poteshman, All Other Compensation includes executive perquisites provided by the Company, including car benefit, executive physical, and financial and tax services, which are based upon actual amounts paid by the Company to Mr. Poteshman, as well as dividends on restricted stock, life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($20,982) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($52,380).

(9)

For Mr. Drake, All Other Compensation includes executive perquisites provided by the Company, including car benefit, executive physical, and expatriate allowances and benefits ($467,233, of which $5,536 represents reimbursement of associated taxes, and which are broken out in the table below), which are based upon actual amounts paid by the Company to Mr. Drake, as well as dividends on restricted stock, life insurance premiums, and contributions provided by the Company pursuant to the Tupperware Brands Corporation Retirement Savings Plan ($20,982) and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan ($39,605).

Benefit Type	Benefit Amount
Expatriate allowances	$47,618
Payments related to tax equalization	265,581
Home leave	25,385
Housing	83,289
Permanent storage	28,553
Other relocation expenses	16,808

Total	$467,233

(10)

For Mr. Skröder, All Other Compensation includes executive perquisites provided by the Company, including expatriate allowances and benefits ($209,504, and which are broken out in the table below) and financial and tax services, which are based upon actual amounts paid by the Company to Mr. Skröder, as well as life and risk insurance premiums ($13,302), and contributions provided by the Company pursuant to the TEAM Pension Plan ($51,685).

Benefit Type	Benefit Amount
Payments related to tax equalization	$17,490
Home leave	26,991
Housing	131,252
Other relocation expenses	33,770

Total	$209,504

2009 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the Company’s NEOs during 2009.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
E. V. Goings
Chairman & CEO
Annual Incentive Plan	n/a	$660,000	$1,320,000	$2,640,000
Performance Share Program	2/17/2009				15,769	63,075	94,613				$1,094,982
Stock Option	2/17/2009								44,600	$17.36	239,329
Restricted Stock	2/17/2009							150,000			2,604,000
Stock Option	11/18/2009								127,450	48.30	1,888,896

Simon Hemus
President & COO
Annual Incentive Plan	n/a	330,000	660,000	1,320,000
Performance Share Program	2/17/2009				6,213	24,850	37,275				431,396
Stock Option	2/17/2009								44,600	17.36	239,329
Restricted Stock	2/17/2009							100,000			1,736,000
Stock Option	11/18/2009								50,950	48.30	755,114

Michael S. Poteshman
EVP & CFO
Annual Incentive Plan	n/a	111,925	223,850	447,700
Performance Share Program	2/17/2009				1,981	7,925	11,888				137,578
Stock Option	11/18/2009								21,250	48.30	314,939

R. Glenn Drake
Group President, Europe, Africa and the Middle East
Annual Incentive Plan	n/a	104,246	208,493	416,985
Performance Share Program	2/17/2009				1,725	6,900	10,350				119,784
Stock Option	11/18/2009								19,850	48.30	294,190

Christian Skröder
Group President, Asia Pacific
Annual Incentive Plan	n/a	145,154	290,307	580,614
Gainsharing Program	n/a		1,000,000
Stock Option	1/26/2009								28,650	21.14	186,968
Performance Share Program	2/17/2009				1,725	6,900	10,350				119,784
Stock Option	11/18/2009								18,050	48.30	267,513

(1)	Represents the range of possible future payouts under the Annual Incentive Program and Gainsharing Programs initiated in 2009.

(2)	Represents the number of performance shares awarded under the 2009-2011 Performance Share Program.

(3)	Represents the number of time-vested restricted shares awarded in 2009. Shares granted to Mr. Goings vest in full on December 31, 2014. Shares granted to Mr. Hemus vest in full on March 7, 2014.

(4)	Represents the number of shares under a stock option awarded in 2009. These options vest one-third on the first, second, and third anniversary of the grant date. The options have a 10-year term.

(5)	Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table sets forth all outstanding equity awards as of fiscal year-end that have been granted to the NEOs, but for which ultimate outcomes have not yet been realized.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
E.V. Goings	175,100			20.65	9/24/2011
	172,100			16.23	11/5/2012
	75,700			14.63	11/18/2013
	75,700			18.23	11/16/2014
						100,000	(1)	4,714,000
	127,500			23.49	11/16/2015
	127,500			20.83	11/1/2016
	78,000	39,000	(2)	33.77	11/1/2017
	78,866	157,734	(3)	17.54	11/18/2018
		44,600	(5)	17.36	2/16/2019
						150,000	(6)	7,071,000
		127,450	(7)	48.30	11/17/2019
						60,000	(8)	2,828,400
									37,500	(8)	1,767,750
									94,613	(8)	4,460,033

Simon C. Hemus	14,800			20.83	11/1/2016
	31,933	15,967	(2)	33.77	11/1/2017
	22,083	44,167	(3)	17.54	11/18/2018
		44,600	(5)	17.36	2/16/2019
						100,000	(6)	4,714,000
		50,950	(7)	48.30	11/17/2019
						15,000	(8)	707,100
									15,000	(8)	707,100
									37,275	(8)	1,757,144

Michael S. Poteshman	10,400			20.65	9/24/2011
	13,000			16.23	11/5/2012
	20,000			14.63	11/18/2013
	2,000			18.23	11/16/2014
	15,000			23.49	11/16/2015
	16,000			20.83	11/1/2016
	20,666	10,334	(2)	33.77	11/1/2017
	11,783	23,567	(3)	17.54	11/18/2018
		21,250	(7)	48.30	11/17/2019
						3,750	(8)	176,775
									7,500	(8)	353,550
									11,888	(8)	560,377

R. Glenn Drake	29,500			16.23	11/5/2012
	3,200			14.63	11/18/2013
	3,200			18.23	11/16/2014
	4,000			23.49	11/16/2015
	16,000			20.83	11/1/2016
	14,800	7,400	(2)	33.77	11/1/2017
	10,250	20,500	(3)	17.54	11/18/2018
		19,850	(7)	48.30	11/17/2019
						7,500	(8)	353,550
									7,500	(8)	353,550
									10,350	(8)	487,899

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Christian Skröder	119,400			15.94	10/26/2010
	51,300			18.56	11/13/2010
	36,800			20.65	9/24/2011
	20,000			16.23	11/5/2012
	7,100			14.63	11/18/2013
	4,000			18.23	11/16/2014
	3,000			23.49	11/16/2015
	3,000			20.83	11/1/2016
	5,133	2,567	(2)	33.77	11/1/2017
	10,250	20,500	(3)	17.54	11/18/2018
		28.650	(4)	21.14	1/25/2019
		18,050	(7)	48.30	11/17/2009
								10,350	(8)	487,899

(1)	Shares vest on 1/1/2011, unless the Committee elects to extend the restriction period.

(2)	Option vests on 11/2/2010.

(3)	Option vests in two equal annual installments beginning 11/19/2010.

(4)	Option vests in three equal annual installments beginning 1/26/2010.

(5)	Option vests in three equal annual installments beginning 2/17/2010.

(6)	Time-vested restricted stock vests on 12/31/2014 and 3/7/2014 for Messrs. Goings and Hemus, respectively.

(7)	Option vests in three equal annual installments beginning 11/18/2010.

(8)	Performance shares pursuant to the 2007 - 2009, 2008 - 2010, and 2009 - 2011 Performance Share Programs. Performance shares are valued at 150% of target achievement level.

OPTION EXERCISES AND STOCK VESTED IN 2009

The following table sets forth stock option exercises and stock vested for the Company’s NEOs for the year ended December 26, 2009.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
E.V. Goings	723,600	$16,104,388	18,000	$312,480

Simon C. Hemus	50,000	1,062,643	6,000	104,160

Michael S. Poteshman	40,800	1,112,392	4,000	69,440

R. Glenn Drake	157,300	3,010,578	6,000	104,160

Christian Skröder	55,000	1,121,307	2,000	34,720

(1)	Restricted stock vested on February 17, 2009 when the closing market price of the Company’s common stock was $17.36 per share.

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 26, 2009.

2009 PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of years credited service (#)(2)	Present value of accumulated benefit ($)(3)	Payments during last fiscal year ($)
E. V. Goings	Tupperware Brands Corporation Base Retirement Plan	13	257,403	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	1,211,888	0
	Supplemental Executive Retirement Plan (SERP)	17	14,086,123	0
Simon C. Hemus(4)	Tupperware Brands Corporation Base Retirement Plan	n/a	n/a	n/a
	Tupperware Brands Corporation Supplemental Plan (DB portion)	n/a	n/a	n/a
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	72,953	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	25,469	0
R. Glenn Drake	Tupperware Brands Corporation Base Retirement Plan	21	244,839	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	21	113,688	0
Christian Skröder	TEAM Pension Plan	21	2,624,185	0

(1)	All participating NEOs except Mr. Poteshman are currently eligible for early retirement under each of the plans reported in the table.

(2)	Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan, the number of years of credited service are less than actual years of service because the plans were frozen in 2005.

(3)	The assumptions used for such present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 14 in the Company’s Annual Report on Form 10-K for the year ended December 26, 2009.

(4)	Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in these plans.

Tupperware Brands Corporation Base Retirement Plan

The Tupperware Brands Corporation Base Retirement Plan (BRP) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. Prior plan participation benefits are for years prior to 1989 when the percentage factor was less than 1 percent. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as at least age 55 with 10 or more years of service upon separation from the Company. The early retirement reduction factor for an active employee entering retirement is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at fifty (50) percent, sixty-six two thirds (66 2/3) percent, seventy-five (75) percent or 100%.

Tupperware Brands Corporation Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participants.

Supplemental Executive Retirement Plan (SERP)

The CEO also participates in a supplemental executive retirement plan (“SERP”), which provides for benefits at 3 percent of final average SERP pay multiplied by the credited years of service up to twenty years. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus bonus, during the last five years of credited service. The benefit under this SERP is reduced by other Company retirement plan obligations received under the BRP, the Retirement Savings Plan and the Supplemental Plan, and is paid out upon retirement in a lump sum. The material factors used to determine the present value of the CEO’s accumulated benefit are a 5.5 percent effective long-term lump sum conversion interest rate and a 3.75 percent pre-retirement discount rate, 5 percent annual increases in cash compensation and a normal retirement date. The CEO has 17 years credited service under the SERP, and the present value of his accumulated benefit as of the end of 2009 was $14,086,123, assuming retirement at age 65, and after offsetting other Company benefits. However, the actual retirement date of the CEO has not been determined.

TEAM Pension Plan

Mr. Skröder participates in the Fondation Collective LPP de la Rentenanstalt – Tupperware Holdings B.V., Nyon (the “TEAM Pension Plan”). Under the plan, Mr. Skröder will receive an annual payment for each year of service equal to 1.75 percent of pay of the average of the best five salaries in the final ten years prior to retirement. Compensation covered by the TEAM Pension Plan includes salary plus annual cash incentive, but does not include any overtime, commissions or occasional premiums. Mr. Skröder has 21 years credited service under the plan. Benefits are computed on a straight-life annuity basis and are subject to integration with Swiss social security through an offset with covered compensation. The estimated annual benefit payable upon retirement at normal retirement age for Mr. Skröder is $219,756. The estimate uses a formula that considers participation in the TEAM Pension Plan and any predecessor plan formula. Upon retirement, Mr. Skröder may elect to receive the benefit in the form of a (1) single payment; (2) annuity option with a 60% widow’s pension; or (3) a mix between a capital payment and annuity as just described.

2009 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for annual incentive payout deferral and December prior to the start of each year for salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ended December 31, 2009 as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Cash Reserves	0.61%
Fidelity U.S. Bond Index Fund	6.45%
Spartan® Extended Market Index Fund	36.65%
Spartan® U.S. Equity Index Fund	26.51%
Spartan® International Index Fund	28.48%

An executive may elect an in-service distribution under the EDCP. He or she must specify the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over 5, 10 or 15 years. Deferrals for each plan year must remain in the Plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date. Prior to distribution, the deferred amounts, along with any accrued investment gains or losses, are general obligations of the Company.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide continued deferred compensation opportunity to Mr. Hemus as a result of termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. Mr. Hemus’ former employer withheld amounts on a pre-tax basis from compensation that would otherwise have been paid to him for the period from December 6, 2005 through March 31, 2006 and made employer contributions on his behalf for such period, for the purpose of providing deferred compensation. On June 26, 2008, this amount was transferred to the Company and recorded as a liability for future payment. The balance in the account is adjusted as of the last day of each calendar year to reflect the rate of return on the Fidelity Managed Income Portfolio Fund that is an investment option under the Tupperware Brands Corporation Retirement Savings Plan. The annual rate of return for 2009 was 1.65 percent. Under the plan, Mr. Hemus will be paid an amount equal to his account balance in the form of a cash lump sum, as soon as administratively possible after his departure from the Company.

Tupperware Brands Corporation Supplemental Plan (Defined Contribution Portion)

The defined contribution portion of the Tupperware Brands Corporation Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that would exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts equals the actual return of the Tupperware Brands Corporation Retirement Savings Plan Managed Income Portfolio investment account. The annual rate of return for the calendar year ended December 31, 2009, as reported by Fidelity Investments, the administrator of the plan, was 1.65 percent. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

The following table sets forth the deferred compensation activity under the Executive Deferred Compensation Plan, Select Deferred Compensation Plan and the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan, if any, for the Company’s NEOs as of and for the calendar year ended December 31, 2009.

2009 NON-QUALIFIED DEFERRED COMPENSATION TABLE (1)

Name	Executive Contributions in FY 2009 ($)(2)	Registrant Contributions in FY 2009 ($)(2)	Aggregate Earnings in FY 2009 ($)	Aggregate Distributions in FY 2009 ($)	Aggregate Balance at December 26, 2009 ($)(3)
E. V. Goings	$0	$247,950	$743,851	$0	$6,764,492
Simon C. Hemus	0	118,350	3,808	0	291,846
Michael S. Poteshman	0	52,380	7,683	229,135	381,332
R. Glenn Drake	0	39,605	9,390	0	595,407

(1)

In 2009, the interest earned under the Supplemental Plan was 1.65 percent. All NEOs participated in this program, with the exception of Mr. Skröder. The following amounts were earned in 2009: Mr. Goings, $65,561; Mr. Hemus, $3,212; Mr. Poteshman, $5,784; and Mr. Drake, $9,390. Only two NEOs, Mr. Goings and Mr. Poteshman, participated in the EDCP, with earnings of $678,290 (34.6 percent return) and $1,899 (0.8 percent return), respectively. Mr. Hemus is a participant in the Select Deferred Compensation Plan under which interest earned was 1.65 percent with earnings of $596.

(2)	All Executive and Registrant contributions are included in the Summary Compensation Table.

(3)	The following amounts were previously reported as compensation to the NEOs in Summary Compensation Tables for 2008 and 2007. These amounts consist of Executive and Registrant Contributions as follows:

Name	Executive and Registrant Contributions in FY 2008($)	Executive and Registrant Contributions in FY 2007($)
E. V. Goings	$2,371,565	$209,163
Simon C. Hemus	130,919	34,497
Michael S. Poteshman	50,089	30,317
R. Glenn Drake	37,495	32,265

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the Company under which payments, including perquisites and health care benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment, under certain circumstances, within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability”, or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is defined to mean an acquisition of over 20 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any open Annual Incentive Program or long-term cash incentive program at target level, other than any gainsharing program as those do not generate a change-in-control payment, as well an amount equal to three times the sum of the NEO’s annual compensation and the Annual Incentive Program payment that would have been payable for the last fiscal year at the target level. The NEOs would also receive health and welfare benefits for a three-year period; car allowance, financial planning, executive physical, and club membership, if applicable, for a one-year period; and a one-time payment for outplacement services of up to $50,000.

The change-in-control agreements also include a modified gross-up provision, pursuant to which the Company will in some circumstances “gross-up” an NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under Sections 280G and 4999 of the Code as a result of payments under the change-in-control agreements. The agreements provide that an NEO will be entitled to such a gross-up if the total amount of the payments owed under the change-in-control agreements is equal to at least 120% of the highest amount that the Executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the Executive would receive under the change-in-control agreements is equal to or less than 120% of the highest amount that the Executive would be entitled to receive under the change-in-control agreements without becoming subject to the excise tax, the amount that would be paid to the NEO will be reduced to the amount at which no excise tax will apply. However, the Company has adopted a policy that subsequent to January 1, 2009 any new change-in-control agreements or a change-in-control agreement that is substantially amended subsequent to January 1, 2009 shall not include any tax gross-up provisions.

Under the terms of the Company’s shareholder-approved incentive plan, a change-in-control would result in the following payments or benefits in addition to those in the change-in-control agreements, except that termination of employment would not be a condition for payout: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan which had passed up to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock awards would be eliminated and such shares would be distributed to the NEOs.

The amounts of the benefits that the NEOs would receive under the change-in-control employment agreements were established based upon advice received by the Committee from its compensation consultant, using competitive information about the market.

Severance Agreement with CEO

In addition to the above, the CEO is a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without “cause” or a termination initiated by the CEO with “good reason”, as defined by the agreement. The severance payments under the agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the Annual Incentive Program for the year of termination based on actual performance by the Company, (iii) an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest target annual bonus in effect during the 12 months preceding the date of termination, irrespective of actual performance by the Company under such bonus plan, (iv) two years of medical and dental insurance coverage, and (v) an outplacement service fee of up to $75,000. Under the severance agreement, the CEO would be bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Such restrictive covenants are unlimited in time, except for non-competition and non-solicitation, which are for a twenty-four month period. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the above-described change-in-control employment agreement or the Company’s plans. In the event of a triggering termination of employment under the above severance agreement, the CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation plans. The amounts of the benefits that the CEO would receive under the severance agreement were established based upon advice received by the Committee from its regular independent compensation consultant, using competitive information about the market.

Other Termination Provisions

The Company’s compensation plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 26, 2009. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $47.17.

2009 TERMINATION AND CHANGE-IN-CONTROL PAYMENTS

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or for Good Reason	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control (8)
E.V. Goings	Annual Incentive Program(1)	$2,640,000	$2,640,000	$2,640,000	$2,640,000	$—	$—	$1,320,000
	Performance Share Program(2)	5,585,181	5,585,181	5,585,181	—	—	—	3,815,821
	Unvested Stock Option and Restricted Stock Awards(3)	18,303,544	6,518,544	6,518,544	3,298,603	—	—	18,303,544
	Value of Benefits(4)	—	—	—	114,432	—	—	175,359
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	7,098,493
	Multiple of Salary and Annual Incentive Program Payments(6)	—	—	—	4,640,000	—	—	6,960,000
	Total Payments(7)	26,528,725	14,743,725	14,743,725	10,693,035	—	—	37,673,217

Simon C. Hemus	Annual Incentive Program(1)	1,320,000	1,320,000	1,320,000	1,320,000	—	—	660,000
	Performance Share Program(2)	1,776,929	1,776,929	1,776,929		—	—	1,221,566
	Unvested Stock Option and Restricted Stock Awards(3)	7,563,010	2,849,010	2,849,010	1,309,845	—	—	7,563,010
	Value of Benefits(4)	—	—	—	—	—	—	122,778
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	3,746,215
	Multiple of Salary and Annual Incentive Program Payments(6)	—	—	—	—	—	—	3,780,000
	Total Payments(7)	10,659,938	5,945,938	5,945,938	2,629,845	—	—	17,093,568

Michael S. Poteshman	Annual Incentive Program(1)	447,700	447,700	447,700	447,700	—	—	223,850
	Performance Share Program(2)	593,744	593,744	593,744	—	—	—	414,303
	Unvested Stock Option and Restricted Stock Awards(3)	835,749	835,749	486,942	486,942	—	—	835,749
	Value of Benefits(4)	—	—	—	—	—	—	136,084
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	(366,818)
	Multiple of Salary and Annual Incentive Program Payments(6)	—	—	—	—	—	—	1,781,550
	Total Payments(7)	1,877,193	1,877,193	1,528,387	934,642	—	—	3,024,717

R. Glenn Drake	Annual Incentive Program(1)	416,985	416,985	416,985	416,985	—	—	208,493
	Performance Share Program(2)	755,809	755,809	755,809	—	—	—	522,346
	Unvested Stock Option and Restricted Stock Awards(3)	705,738	705,738	402,338	402,338	—	—	705,738
	Value of Benefits(4)	—	—	—	—	—	—	120,394
	Multiple of Salary and Annual Incentive Program Payments(6)	—	—	—	—	—	—	1,659,326
	Total Payments(7)	1,878,532	1,878,532	1,575,132	819,323	—	—	3,216,297

Christian Skröder	Annual Incentive Program(1)	580,614	580,614	580,614	580,614	—	—	290,307
	Performance Share Program(2)	165,669	165,669	165,669	—	—	—	110,446
	Unvested Stock Option and Restricted Stock Awards(3)	1,386,021	1,386,021	1,386,021	586,021	—	—	1,386,021
	Value of Benefits(4)	—	—	—	—	—	—	76,146
	Multiple of Salary and Annual Incentive Program Payments(6)	—	—	—	—	—	—	2,310,461
	Total Payments(7)	2,132,304	2,132,304	2,132,304	1,166,635	—	—	4,173,381

(1)	Current year Annual Incentive Program payment calculated at actual performance for each NEO’s relevant program goals for 2009 in the event of death, disability, retirement, involuntary termination without cause or, in the case of Mr. Goings, termination with good reason and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the Annual Incentive Program.

(2)	With the exception of termination upon change-in-control, amounts included are 2007 - 2009 Performance Share Program awards at the fiscal 2009 year-end stock price, plus dividends declared during the performance period and to be paid in cash and the pro-rata portion of awards under the 2008 - 2010 and 2009 - 2011 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2009. Upon termination for change-in-control, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)	Included in such amounts is the year-end 2009 intrinsic value of in-the-money stock options which would be accelerated upon a termination or change-in-control and the value of all restricted stock awards upon which restrictions would be lifted upon a termination or change-in-control. In the event of death all unvested stock options and restricted stock would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock would be forfeited. In the event of termination upon retirement, stock options would continue vesting between one and six years if age and service criteria are met and restricted stock would be forfeited. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock would be forfeited. In the event of termination for cause all unvested awards would be forfeited. In the event of voluntary resignation all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock would become immediately and fully vested.

(4)	Under the CEO’s severance agreement, in the event of termination by the Company without cause or termination by Mr. Goings with good reason, this amount includes a one-time outplacement fee of $75,000 and the value of two years of medical and dental insurance. For all NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of car allowance, financial planning, executive physical, and club membership, if applicable as provided under the agreement.

(5)	The Company determined the amount of the excise tax payment by multiplying by 20 percent the “excess parachute payment” that would arise in connection with payments made to the applicable NEOs upon a qualifying termination of employment following a change-in-control. The excess parachute payment was determined in accordance with the provisions of section 280G of the Code. The Company used the following key assumptions to determine the applicable NEO’s tax gross-up payment: (i) the NEO’s income is taxed at the highest federal and applicable state marginal income tax rates, and (ii) all stock option awards are deemed exercised upon the applicable triggering event. If the amount that the Executive would receive under the change-in-control agreement was equal to or less than 120% of the highest amount that the Executive would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount paid to the NEO has been reduced to the amount at which no excise tax applied.

(6)	Under the CEO’s Severance Agreement, in the event of involuntary termination without cause or termination by the CEO with good reason, represents an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest Annual Incentive Program target bonus in effect during the 12 months preceding the date of termination. Under the NEO’s Change-in-Control Agreements, represents an amount equal to three times the sum of the NEO’s annual salary and the Annual Incentive Program payment that would have been payable for the last fiscal year at the target level.

(7)	In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainshare awards do not accelerate in the event of change-in-control or other termination.

(8)	The value of incentives payable as of December 26, 2009 under a change-in-control without termination of employment for the NEOs under Performance Share Programs would be: $3,815,821 for Mr. Goings; $1,221,566 for Mr. Hemus; $414,303 for Mr. Poteshman; $522,346 for Mr. Drake; and $110,446 for Mr. Skröder. The year-end 2009 intrinsic value of outstanding equity awards that would vest upon change-in-control would be: $18,303,544 for Mr. Goings; $7,563,010 for Mr. Hemus; $835,749 for Mr. Poteshman; $705,738 for Mr. Drake; and $1,386,021 for Mr. Skröder. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the change-in-control agreement or the Company’s plans.

2009 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors in 2009. Mr. Goings is not separately compensated for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Changes in pension value and nonqualified compensation earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	53,250	114,387			7,505	175,142
Rita Bornstein	4,500	163,137			8,305	175,942
Kriss Cloninger III	68,250	114,387			3,885	186,522
Clifford J. Grum	53,250	114,387			6,952	174,590
Joe R. Lee	56,250	114,387			3,885	174,522
Bob Marbut	56,250	114,387			3,885	174,522
Angel R. Martinez	51,750	114,387			8,305	174,442
Robert J. Murray	53,250	114,387			9,533	177,170
David R. Parker	71,250	114,387			6,952	192,590
Joyce M. Roché	41,406	144,231	2,376	(3)	10,452	198,466
J. Patrick Spainhour	56,250	114,387			4,805	175,442
M. Anne Szostak	56,250	114,387			7,385	178,022

(1)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s stock on the date of grant and was $22.76. Also included in this column is common stock received as payment of annual retainer amounts. See the discussion under “Compensation of Directors” below regarding receipt of stock in lieu of cash for annual retainer fees.

(2)

Includes product samples with a retail value of $371, dividend equivalents paid on restricted stock units granted in 2009 and a match on charitable contributions made in 2009 as part of the Company’s matching gift program, for Ms. Bertini, ($2,700) Dr. Bornstein ($3,500), Ms. Roché ($3,500), Ms. Szostak ($3,500) and Messrs. Martinez ($3,500) and Murray ($3,500).

(3)	Represents a preferential amount of accrued interest in 2009 on Ms. Roché’s deferred fees and expenses.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each director at the 2009 fiscal year-end were, respectively: Ms. Bertini, 0, 1,500 and 5,802; Dr. Bornstein, 16,000, 1,500 and 5,802; Mr. Cloninger, 12,000, 1,500 and 3,845; Mr. Grum, 0, 1,500 and 8,162; Mr. Lee, 20,000, 1,500 and 3,845; Mr. Marbut, 18,000, 1,500 and 3,845; Mr. Martinez, 16,000, 1,500 and 5,802; Mr. Murray, 8,000, 1,500 and 6,205; Mr. Parker, 12,500, 1,500 and 8,162; Ms. Roché, 12,000, 1,500 and 8,162; Mr. Spainhour, 0, 1,500 and 5,802; and Ms. Szostak, 8,000, 1,500 and 3,845.

Compensation of Directors

The Company’s objective is to align director compensation between the median and 75th percentile of the competitive marketplace defined as the same 2009 Comparator Peer Group developed for executive compensation benchmarking. Annually, the Nominating and Governance Committee, working in conjunction with an external consultant selected by the Nominating and Governance Committee, reviews Director compensation against the market and recommends adjustments where necessary. In 2009, an increase in Director compensation was made to establish total compensation at $175,000 per year. As adjusted, non-employee directors of the Company now receive (i) an annual retainer fee of $175,000, and (ii) committee chairpersons, a retainer of $15,000 per year (other than the Executive Committee). Meeting fees have been eliminated, unless the total number of meetings exceed 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors are paid $500) will be made. Of the annual total compensation amount, one half of the value is made in the form of an equity award, as determined by the Nominating and Governance Committee of the Board of Directors. In 2009, the Nominating and Governance Committee approved grants of restricted stock units in the amount of 3,845 share units per Director, intending to deliver a value of $87,500.

The Director Stock Plan also provides that a grant of 1,000 shares of Tupperware Brands Corporation common stock be made to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gift to eligible organizations and institutions. Non-employee directors also receive compensation in the form of merchandise generally not exceeding $1,000.

2.	Proposal to Ratify the Appointment of Independent Auditors

The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 25, 2010, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as independent registered public accounting firm of the Company for fiscal year 2009.

Services performed by PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2009 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting matters, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although this matter is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and internal controls for fiscal years 2009 and 2008 and for reviews of the financial statements included in the Company’s related Quarterly Reports on Form 10-Q during fiscal years 2009 and 2008 were $4,122,266 and $4,345,870, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for 2009 and 2008 were $19,559 and $23,000, respectively. Such fees involved the following activities: employee benefit plan audits, computer software services, attestation services and consultations on matters in various of the countries in which the Company conducts business.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2009 and 2008 for tax-related services were $2,151,692 and $2,163,802, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2009 and 2008, $1,657,968 and $1,757,252, respectively, related to tax compliance services and $493,724 and $406,550, respectively, related to tax planning and tax advisory services. In addition to the tax-related services of PricewaterhouseCoopers LLP, the Company incurred fees of approximately $1,687,172 and $1,365,467 for tax-related services of other accounting and law firms in 2009 and 2008, respectively. Such fees primarily related to tax advice, tax planning and consulting and tax litigation.

All Other Fees

No fees were incurred from PricewaterhouseCoopers LLP for fiscal year 2009 for services other than those described in the preceding paragraphs.

Approval of Services

The Audit, Finance and Corporate Responsibility Committee’s policy is to approve the audit and non-audit services and the fees related thereto to be provided by PricewaterhouseCoopers LLP in advance of the service. During 2009 the Committee approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

3.	Advisory Vote Regarding the Company’s Executive Compensation Program

The Board of Directors of the Company acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation and Management Development Committee, believes that it has created a strong culture of pay-for-performance over a period of years. This culture has resulted in a compensation system which makes a substantial amount of the executives’ overall compensation dependent upon Company performance. On average, the portion of performance-based compensation for the named executive officers equaled 68% of the total compensation opportunity (excluding the CEO’s Supplemental Executive Retirement Plan) for such officers in 2009. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

The Company’s operating results led to a significant increase in shareholder value in recent years including 2009. The named executive officers have been compensated in accordance with meeting performance objectives as described in this Proxy Statement and as evidenced in past years’ proxy statements.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the overall executive compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis regarding named executive officer compensation (together with the accompanying narrative and tabular disclosure) in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE PROPOSAL.

4.	Proposal to Approve the Tupperware Brands Corporation 2010 Incentive Plan

The shareholders are asked to approve the Tupperware Brands Corporation 2010 Incentive Plan (the “Plan”), which was approved by the Board at its February 18, 2010 meeting, subject to shareholder approval. A full copy of the Plan is attached as Exhibit A.

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company’s shareholders and by providing participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain the services of participants upon whose judgment, interest and special efforts the successful conduct of its operations largely is dependent.

The following description of the components of the Plan is subject to the Plan provisions as set forth in Appendix A to this Proxy Statement and capitalized terms used below are defined in the Plan.

Participants

Eligible persons to participate under the Plan include all employees of the Company or its subsidiaries, as well as its directors and consultants. As of March 25, 2010, approximately three hundred employees are expected to participate under the Plan, and there are thirteen individuals who serve or are expected to serve as independent directors of the Company who may participate under the Plan.

Available Shares of Common Stock

The number of shares of Common Stock of Tupperware available for stock-based awards under the Plan will be 4,750,000, plus any remaining shares available for issuance under the Tupperware Brands Corporation 2006 Incentive Plan and the Tupperware Brands Corporation Director Stock Plan, since such plans shall no longer be utilized for grants in the event that the Tupperware Brands Corporation 2010 Incentive Plan is approved by shareholders. For each share of common stock used for Restricted Stock, Restricted Stock Units and Performance Share Awards under the proposed plan, two shares shall be deducted from the share reserve pool, while for each other type of grant under the plan, one share shall be deducted from the share reserve pool for each share subject to such award granted. The plan prohibits so-called “liberal share counting” practices.

The following table provides the number of shares outstanding and the number of shares available for future grants under all Company equity plans, as of December 26, 2009:

Number of Stock Options Outstanding	4,012,277
Weighted Average Exercise Price	$24.08
Weighted Average Term (in years)	6.078
Number of Shares Under Awards Outstanding	1,060,846
Number of Shares Remaining for Future Grants:
Tupperware Brands Corporation 2006 Incentive Plan	1,007,875
Tupperware Brands Corporation Director Stock Plan	149,272

Historical Run Rate

Under the Company’s practices over the last three years, the combined “run rate” of shares used for grants to participants under the Tupperware Brands Corporation 2006 Incentive Plan and the Tupperware Brands

Corporation Director Stock Plan have been at annual rates of 1.40 percent for 2009, 1.66 percent for 2008 and 1.57 percent for 2007.

At Fiscal Year End	2009	2008	2007
Stock options granted	495,800	715,700	835,500
Service-based restricted stock and restricted stock units granted	387,540	209,834	26,247
Actual performance-based stock and stock units earned	108,750	110,000	0
Weighted average basic common shares outstanding at fiscal year end	63,054,627	62,300,438	61,600,000
Run Rate	1.57%	1.66%	1.40%

Administration of the Plan

The Plan will be administered by the Compensation and Management Development Committee of the Tupperware Brands Corporation Board of Directors, which shall be composed of non-employee, independent members of the Board who qualify as “outside directors” pursuant to Section 162(m) of the Code. The Compensation and Management Development Committee may delegate its duties to the Chief Executive Officer and other members of management, except that awards and matters relating to the officers of the Company will be made or administered only by the Committee. Awards made to directors of the Company will be made under the Plan by the Nominating and Governance Committee of the Board (together with the Compensation and Management Development Committee, the “Committee”).

Types of Awards Available Under the Plan

The following types of equity-based awards may be made under the Plan: performance share awards, non-qualified and incentive stock options, stock appreciation rights, and stock awards in the form of restricted stock and restricted stock units. In addition, cash-based awards may be made under the Plan.

Performance Awards

Performance awards may be used to create annual or long-term incentives, which will be major components of the Company’s management incentive program. The Committee will have the discretion to establish the nature of the performance measures, the individual targets applicable to such measures and the maximum awards to participants, as well as the right to make adjustments that may be necessary. Goals may be established which focus on specific performance by individuals or units within the Company, as well as the Company as a whole. The Committee will establish target levels for each performance measure, with different levels of awards to be paid for each level. Different measures may be used for different management groups.

These awards may be payable either in cash, shares, or a combination of cash and shares. Awards may also be established in which the Committee requires the payment of a purchase price.

Under the Plan, the vesting or payment of performance awards will be subject to the achievement of certain measures. The measures applicable to a particular award will be determined by the Committee at the time of grant. With respect to awards granted to persons who are, or are expected to be, employed as the chief executive officer of the Company or one of the four most highly compensated officers of the Company other than the chief executive officer and chief financial officer as of the last day of the Company’s taxable year, the applicable performance measures will be established by the Committee within the first quarter of the applicable performance period and will be based on one or more of the following business criteria: specified levels of net income or earnings per share from continuing operations, operating income, segment profit, revenues, return on operating assets, return on equity, return on invested capital, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control, working capital turns, inventory turns, cash flow, economic value added, sales force growth, or stock price. Subject to Section 162(m) of the Code, financial measurements used in performance measures may include or exclude certain events as determined by the Committee. The Committee retains the discretion to reduce performance-based incentive awards as a result of such events.

Maximums

No senior officer may receive cash, vested shares of Company stock or other property as a result of performance-based awards granted under the Plan, other than stock options and stock appreciation rights, having a value exceeding $8.0 million in the aggregate in any one year. The amount of stock options which can be received under the Plan by any one participant are not determinable, except that no single participant may be granted a stock option or freestanding stock appreciation right award in any one year covering in excess of 750,000 shares of the Company’s common stock, nor may any single participant be granted a restricted stock award, restricted stock unit award or performance award in any one year covering in excess of 250,000 shares of the Company’s common stock. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

Stock Options and Stock Appreciation Rights

Stock options may be issued under the Plan in the form of “non-qualified” or “incentive” stock options. Stock appreciation rights may be issued either in tandem with Stock Options or on a freestanding basis. Upon exercise of a stock appreciation right, a participant is generally entitled to receive an amount equal to the difference between the fair market value of the shares at the time of grant and the fair market value of the shares at the time of exercise. The amount may be payable in cash or common stock or any combination of cash and stock. The Committee may make stock option and stock appreciation rights awards that are subject generally to vesting periods of not less than three years in length (but may involve annual vesting of a portion of the shares on a ratable basis over the period) and one year in length in the case of directors; provided, however, up to ten (10) percent of the shares available for use under the Plan may be issued without a minimum vesting period. The exercise price of a stock option or stock appreciation right may not be less than the fair market value of the price of a share of common stock of the Company on the date of the grant, and after grant without shareholder approval neither stock options nor stock appreciation rights may be repriced (whether by amendment, cancellation and replacement with another grant, or for cash or a lower-priced award). The market value of a share of the Company’s common stock as of March 15, 2010, was $48.84 per share. Payment of the exercise price of a stock option may be in cash, in shares having a fair market value equal to the aggregate exercise price, or a combination of cash and shares. Stock options and stock appreciation rights may be exercisable at times and for periods as established by the Committee, but in no event beyond ten (10) years from the date of grant.

Restricted Stock and Restricted Stock Unit Awards

The Committee may make restricted stock and restricted stock unit awards of the Company’s common stock which shall be subject generally to periods of restrictions of not less than three years in length and one year in length in the case of directors; provided, however, up to ten (10) percent of the shares available for use as restricted stock and restricted stock unit awards may be issued without a minimum restricted period, after taking into account stock options and stock appreciation rights issued without minimum vesting periods. During periods of restriction, participants may vote the shares represented by restricted stock awards. Dividends declared upon the restricted stock and dividend equivalent amounts on restricted stock unit award shares shall accrue but not be paid until restrictions are lifted. Restricted stock awards and restricted stock unit awards will be forfeited by participants if they cease to be employed by the Company or cease serving as a director of the Company, as the case may be, prior to the lapse of restrictions, unless otherwise determined by the relevant committee.

Certain Federal Income Tax Consequences

There are generally no federal income tax consequences to either the Company or the participant as a result of the grant of a “non-qualified” or “incentive” stock option, or upon the exercise of an “incentive” stock option. Upon the exercise of a “non-qualified” stock option, however, federal income taxes are payable by the participant based upon the difference between the exercise price and the fair market value of the shares on the date of exercise, and a federal income tax deduction is generally available to the Company for the same amount. Generally, federal income taxes are payable by the participant upon the sale of shares received in the exercise of an “incentive” stock option, the amount of which are dependent upon the length of time the shares have been held by the participant before sale after the date of exercise. Section 162(m) of the Code generally provides that a publicly-held corporation cannot deduct compensation paid to its chief executive officer and its three other highest compensated officers other than its chief financial officer (“covered employees”) in excess of $1 million each, unless such compensation qualifies as performance-based.

General Provisions Relating to the Plan

In the event of a Change-in-Control as defined by the Plan, an acquiror may provide a substitute award for any unvested award (performance awards excepted), in which case any unvested awards will be surrendered. Absent a substitute award, all outstanding awards immediately shall become vested and exercisable and any restrictions on restricted stock and restricted stock unit awards shall lapse. In either case, performance awards shall be deemed to be earned at target level on a pro-rata basis by the number of months elapsed in the performance period. Awards under the Plan may not be transferred except by will or the laws of descent and distribution, except that awards may be transferable to immediate family members if permitted by the Committee. The Committee may not accelerate or waive vesting or restriction periods relating to outstanding awards under the Plan, except (i) in the case of death, Disability, retirement or Change-in-Control, as defined by the Plan, and (ii) that such acceleration or waiver may take place provided that the amount of shares for which acceleration or waiver takes place may not, when added to the number of shares which have been granted over the term of the Plan without required minimum vesting or restriction periods, in the aggregate, exceed ten (10) percent of the total number of shares initially reserved for issuance under the Plan. The payment of awards under the Plan may be deferred under certain circumstances, at the discretion of the Committee, provided that such deferral does not violate Section 409A of the Code. The Committee has the authority to establish the rights of participants in all events of termination of employment, including death, disability, retirement or resignation, except that termination for cause results in immediate forfeiture of any awards under the Plan.

The Tupperware Board may terminate, modify or amend the Plan at any time, except that no modifications may be made without shareholder approval which would (i) increase shares available, (ii) modify eligibility requirements, or (iii) materially increase benefits. The term of the Plan is ten (10) years.

New Plan Benefits

Because benefits under the Plan will depend on the Committee’s actions and the fair market value of the Company’s common stock on various future dates, it is not possible to determine at this time the benefits that might be received by employees, non-employee directors and consultants if this Plan is approved.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

The Board recommends that you vote “FOR” the proposal to approve the Tupperware Brands Corporation 2010 Incentive Plan.

5.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Notice Requirements

The Company’s By-laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation materials as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for director election or submit a proposal to be raised from the floor during the Company’s 2011 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy soliciting material, should send to the Secretary of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no later than March 3, 2011, and no earlier than February 11, 2011, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy soliciting material relating to the Company’s 2011 annual meeting of shareholders should send to the Corporate Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 26, 2010.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $9,000 plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

Only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if under this procedure a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050.

By order of the Board of Directors

Thomas M. Roehlk

Executive Vice President,

Chief Legal Officer & Secretary

Dated: March 26, 2010

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Exhibit A

TUPPERWARE BRANDS CORPORATION

2010 INCENTIVE PLAN

ARTICLE 1.    Establishment, Purpose, and Duration

1.1.    Establishment of the Plan. Tupperware Brands Corporation, a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Tupperware Brands Corporation 2010 Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards and other stock-based and non-stock-based awards. The Plan shall become effective as of the Effective Date, and shall remain in effect as provided in Section 1.3 herein.

1.2.    Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company’s stockholders and by providing Participants with an incentive for outstanding performance of the Company’s objectives and strategies while undertaking an appropriate level of risk. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special efforts the successful conduct of its operations largely is dependent.

1.3.    Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect for ten (10) years thereafter, subject to the right of the Board of Directors to terminate, amend or modify the Plan at any time pursuant to Article 16 herein, except that any awards issued and outstanding under the Plan shall remain effective beyond the expiration of the Plan in accordance with their terms.

ARTICLE 2.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)    “Award” means, individually or collectively, a grant under this Plan of Non-Qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other awards.

(b)    “Award Agreement” means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan, including without limitation, stock option agreements, SAR agreements and restricted stock and restricted stock unit agreements.

(c)    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)    “Beneficiary” means a person who may be designated by a Participant pursuant to Article 12 and to whom any benefit under the Plan is to be paid in case of the Participant’s death or physical or mental incapacity, as determined by the Committee, before he or she receives any or all of such benefit.

(e)    “Board” or “Board of Directors” means the Board of Directors of the Company.

(f)    “Cause” means (i) “Cause” as defined in any employment, consulting or similar agreement between the Participant and the Company or one of its Subsidiaries or affiliates (an “Individual Agreement”), or (ii) if there is no such Individual Agreement or if it does not define Cause, (A) conviction of a Participant for committing a felony under federal law or the laws of the jurisdiction in which such action occurred, (B) dishonesty in the course of fulfilling a Participant’s employment duties, (C) willful and deliberate failure on the part of a Participant to perform his employment duties in any material respect, including compliance with the Company’s Code of Conduct or Codes of Ethics for Financial Executives, or (D) before a Change of Control, such other events as shall be determined by the Committee. Before a Change of Control, the Committee shall, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to subclauses (A), (B) and (C) above, and its determination shall be final.

(g)    “Change of Control” of the Company means:

i.    An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (1) the then outstanding Shares (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

ii.    A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to such Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be so considered as a member of the Incumbent Board; or

iii.    The consummation of a reorganization, merger, statutory share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries or other similar transactions (“Corporate Transaction”), in each case unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50 percent of, respectively, the common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the outstanding shares of Common Stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of Directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction constitute at least a majority of the Board of Directors of the corporation resulting from such Corporate Transaction; or

iv.    The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)    “Commission” means the Securities and Exchange Commission or any successor agency.

(j)    “Committee” means the committee described in Article 3 or (unless otherwise stated) its designee pursuant to a delegation by the Committee as contemplated by Section 3.3.

(k)    “Common Stock” shall mean the common stock of the Company, par value $.01 per share.

(l)    “Company” means Tupperware Brands Corporation, a Delaware corporation, or any successor thereto as provided in Article 18 herein.

(m)    “Covered Employee” has the meaning ascribed thereto in Section 162(m) of the Code and the regulations thereunder.

(n)    “Director” means any individual who is a member or prospective member of the Board of Directors of the Company.

(o)    “Disability” means the inability of an Employee to perform the material duties of his or her occupation as determined by the Committee.

(p)    “Effective Date” means the date the Plan is approved by the stockholders of the Company.

(q)    “Employee” means any nonunion employee or prospective employee of the Company or of the Company’s Subsidiaries or affiliates. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(s)    “Fair Market Value” means, except as expressly provided otherwise, as of any given date, the closing sales price of the Common Stock during normal business hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

(t)    “Freestanding SAR” means a SAR that is granted independently of any Options pursuant to Section 7.1 herein.

(u)    “Good Reason” means the assignment to the Participant of any duties materially inconsistent in any respect with the Participant’s position (including a material negative change regarding the Participant’s status, offices, titles or reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (but not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) existing immediately prior to the date of the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant. Any good faith determination of “Good Reason” made by the Committee shall be conclusive. The Participant’s mental or physical incapacity following the occurrence of an event described in above clauses shall not affect the Participant’s ability to terminate employment for Good Reason.

(v)    “Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(w)    “Insider” shall mean an Employee who is, on the relevant date, an officer, Director, or more than ten percent (10 percent) Beneficial Owner of the Company.

(x)    “Non-Qualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.

(y)    “Option” or “Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(z)    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(aa)    “Outside Director” means a member of the Board who qualifies as an outside director as defined in Rule 162(m) of the Code, as promulgated by the Internal Revenue Service (the “Service”) under the Code, or any implementing or interpretive regulations from time to time, or any successor definition adopted by the Service.

(bb)    “Participant” means an Employee or Director of or a consultant to the Company or any of its Subsidiaries or affiliates who has been granted an Award under the Plan.

(cc)    “Performance Award” means an Award granted to a Participant, as described in Article 10 herein, including Performance Units and Performance Shares.

(dd)    “Performance Goals” means the performance goals established by the Committee prior to the grant of Performance Awards that are based on the attainment of one or any combination of the following: specified levels of net income or earnings per share from continuing operations, operating income, segment profit, revenues, return on operating assets, return on equity, return on invested capital, stockholder return (measured in terms of stock price appreciation) and/or total stockholder return (measured in terms of stock price appreciation plus cash dividends), achievement of cost control, working capital turns, cash flow, economic value added, sales force growth, or stock price of the Company or such Subsidiary, division or department of the Company for or within which the Participant primarily renders services and that are intended to qualify under Section 162(m) (4) (c) of the Code. Such Performance Goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

(ee)    “Performance Period” means a time period during which Performance Goals established in connection with Performance Awards must be met.

(ff)     “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

(gg)     “Performance Share” means an Award granted to a Participant, as described in Article 10 herein.

(hh)    “Restriction Period” or “Period” means the period or periods during which the transfer of Shares of Restricted Stock or Restricted Stock Units is limited based on the passage of time and the continuation of service with the Company and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

(ii)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(jj)    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

(kk)    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 9 herein.

(ll)    “Share” means a share of common stock of the Company.

(mm)    “Subsidiary” or “Subsidiaries” means any corporation or corporations in which the Company owns directly, or indirectly through Subsidiaries, at least twenty-five percent (25 percent) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least twenty-five percent (25 percent) of the combined equity thereof.

(nn)    “Stock Appreciation Right” or “SAR” means an Award, granted alone (Freestanding SAR) or in connection with a related Option (Tandem SAR), designated as a SAR, pursuant to the terms of Article 7 herein.

(oo)    “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Section 7.1 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled).

ARTICLE 3.    Administration

3.1.    The Committee. The Plan shall be administered by the Compensation and Management Development Committee or such other committee of the Board (the “Committee”) as the Board may from time to time designate, which shall be composed solely of not less than two Outside Directors, and shall be appointed by and serve at the pleasure of the Board.

3.2.     Authority of the Committee. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Employees of and to consultants to the Company and its Subsidiaries and affiliates, except that the Nominating and Governance Committee of the Board of Directors of the Company shall have authority to grant Awards pursuant to the terms of the Plan to Directors of the Company.

Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a)    To select the Employees and consultants to whom Awards may from time to time be granted;

(b)    To determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards or other stock-based or non-stock-based awards or any combination thereof are to be granted hereunder;

(c)    To determine the number of Shares to be covered by each Award granted hereunder;

(d)    To determine (by approving the forms of Award Agreements or otherwise by resolution) the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price (subject to Section 6.4 (a)), the duration, any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or affiliate), any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, and the impact on any Award from termination of employment (whether as a consequence of death, Disability, retirement, action by the Company, action by the Participant or Change of Control) of an Employee, or the termination of services of a consultant, based on such factors as the Committee shall determine; provided, however, that (i) the Committee shall have no authority to accelerate or waive any vesting except in cases of the death, Disability or retirement of a Participant or in the case of a Change of Control; (ii) notwithstanding anything to the contrary in this Plan, no performance-based award shall be exercisable or shall vest and be paid out in less than one (1) year from the date of grant, and no non-performance-based award (such as Restricted Stock Awards and Restricted Stock Unit Awards) shall be exercisable or shall vest and be paid out in less than three (3) years, except that non-performance-based awards may begin to be exercisable or vest and be paid out ratably over a three (3) year period beginning with the first anniversary of the date of grant, and non-performance-based awards for Directors may be exercisable or vest and be paid out not less than one (1) year from the date of grant; and (iii) notwithstanding the limitations contained in subsections (i) and (ii) of this proviso, the Committee shall have the authority to take such actions regarding accelerations, waivers, exercise and or vesting terms otherwise limited by such subsections, so long as the aggregate number of Shares under Awards subject to such actions do not exceed 10% of the number of Shares available for grant under the Plan as contemplated by Section 4.1 below;

(e)    To determine the methodology of counting Shares available for grant under the terms of the Plan.

(f)    To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals, unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments; and

(g)    To determine to what extent and under what circumstances Shares and other amounts payable with respect to an Award shall be deferred.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), to create sub-plans that may be desirable for limited groups of participants or jurisdictions and to otherwise supervise the administration of the Plan.

3.3.    Action of the Committee. The Committee may, to the fullest extent permitted by law and subject to such limitations and procedures as may be required by law or as the Committee may deem appropriate, (i) delegate to an officer of the Company the authority to take actions or make decisions pursuant to Section 2(f), Section 3.2, Section 5.2, and Section 6.4, provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease either to be exempt from Section 16(b) of the Exchange Act or to qualify as “qualified performance-based compensation” as such term is defined in the regulations promulgated under Section 162(m) of the Code, and (ii) authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Committee.

3.4.    Decisions Binding. Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

ARTICLE 4.    Shares Subject to the Plan

4.1.    Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan (“Share Pool”) shall be the sum of (x) 4,750,000, (y) the number of Shares that remain available for issuance under the Tupperware Brands Corporation 2006 Incentive Plan and the Tupperware Brands Corporation Director Stock Plan (the “Prior Plans”), and (z) any Shares which, upon a forfeiture or other event occurring under a Prior Plan or previous incentive plan of the Company, would otherwise return to such plan for availability for reissuance in a future award. No Participant may be granted (i) Stock Options and Freestanding SARs in any one year covering, in the aggregate, in excess of 750,000 Shares, or (ii) Restricted Stock, Restricted Stock Units and Performance Awards in any one year in excess of 250,000 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares. As of the Effective Date, the Company shall cease to grant awards under the Prior Plans.

4.2.    Share Counting. The following rules shall apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a)    Each Option awarded shall be counted as one share subject to an Award and deducted from the Share Pool.

(b)    Each share of Restricted Stock or Restricted Stock Unit shall be counted as 2.0 Shares subject to an Award and deducted from the Share Pool.

(c)    Each Performance Award that is or is required to be settled in Shares shall be counted as 2.0 Shares subject to an Award and deducted from the Share Pool, and if the Performance Award is expressed as a dollar amount rather than a number of shares, with the number of shares determined by dividing the value of the Performance Award at grant by the Fair Market Value of a share at grant and then multiplying the result by 2.0. Performance Awards that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a reduction from the Share Pool.

(d)    Each Stock Appreciation Right that may be settled in Shares shall be counted as one Share subject to an Award and deducted from the Share Pool. For each Stock Appreciation Right which is settled in Shares, the full number of shares subject to such Stock Appreciation Right shall be counted against the Share Pool, rather than the net-settled number of Shares actually issued in such settlement. Stock Appreciation Rights that may not be settled in Shares shall not result in a reduction from the Share Pool.

In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the Shares that otherwise would have been issued upon the exercise of such related Option shall not result in a reduction in the Share Pool.

(e)    If, for any reason, any Shares awarded or subject to purchase under the Plan or the Company’s Prior Plans are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit, or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock Unit, or Performance Award, or settlement of any Award in cash rather than Shares, such Shares (the “Returned Shares”) shall again be available for issuance pursuant to an Award under the Plan and shall be added to the Share Pool, provided that any addition to the Share Pool shall be adjusted by whatever factor or factors were applied to determine the number of Shares originally deducted from the Share Pool. If the Option Exercise Price, purchase price and/or tax withholding obligation under an Award is satisfied by the Company retaining Shares or by the Participant tendering Shares (either by actual delivery or attestation), the number of Shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for issuance pursuant to an Award under the Plan.

4.3.    Adjustments in Authorized Shares and Prices. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and class of Shares reserved for issuance under the Plan, in the number, kind and Option Price of Shares subject to outstanding Stock Options or SARs, in the number and kind of Shares subject to other outstanding Awards granted under the Plan or subject to limitations such as Restricted Stock Awards or Restricted Stock Units or per-Participant maximum awards and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number; and provided further, however, that notwithstanding the foregoing, in the event of a change in capitalization that is the result of an equity restructuring which is not the consequence of a corporate transaction with a third-party, such substitutions or adjustments shall be required to be made. Such adjusted Option Price shall also be used to determine the amount payable by the Company upon the exercise of any Tandem SAR. Such substitutions and adjustments may include, without limitation, canceling any and all Awards in exchange for cash payments based upon the value realized by shareholders generally with respect to Shares in connection with such a corporate transaction.

ARTICLE 5.    Eligibility and Participation

5.1.    Eligibility. Persons eligible to be granted Awards under this Plan include all Employees and Directors of and all consultants to the Company or any of its Subsidiaries or affiliates, and all prospective Employees and Directors of and consultants to the Company or any of its Subsidiaries or affiliates, as determined by the Committee, including Employees who are members of the Board.

5.2.    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award, except that the Nominating and Governance Committee of the Board of the Company shall have the authority to perform such function for Directors.

ARTICLE 6.     Stock Options

6.1.    Grant of Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to individual Participants set forth in Article 4. Incentive Stock Options may be granted only to employees of the Company and any “subsidiary corporation” (as such term is defined in Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

6.2.    Award Agreement. Stock Options shall be evidenced by Award Agreements, the terms and provisions of which may differ. An Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a Participant in any grant of a Stock Option, determines the number of Shares to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option, or such later date as the Committee designates. The Company shall notify a Participant of any grant of a Stock Option, and a written Award Agreement or agreements shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant and may take the form of electronic agreements and electronic signatures or acceptances.

6.3.    Incentive Stock Options. Notwithstanding any other provision of the Plan, no Incentive Stock Option may be granted under the Plan after the 10th anniversary of the Effective Date.

6.4.    Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a)    Stock Option Price. The Option Price per Share purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

(b)    Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(c)    Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, or accelerate the exercisability of any Stock Option, based on such factors as the Committee may determine, but in each case subject to Section 3.2(d) above.

(d)    Method of Exercise. Subject to the provisions of this Article 6, Stock Options may be exercised, in whole or in part, at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of Shares subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the Option Price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made in the form of delivery of unrestricted Shares already owned by the optionee of the same class as the Shares subject to the Stock Option (based on the Fair Market Value of the Shares on the date the Stock Option is exercised) and, unless such Shares were acquired in the open market, held for a period of not less than six months prior to the exercise of the Stock Option, or by certifying ownership of such Shares by the Participant to the satisfaction of the Company for later delivery to the Company as specified by the Committee; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Shares subject to the Stock Option may be authorized only at the time the Stock Option is granted. Payment may also be made in the case of an NQSO only by a “net exercise” arrangement pursuant to which the Company will reduce the shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under a Stock Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the

Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations. In the discretion of the Committee and to the extent permitted by applicable law, as set forth in a form of Stock Option agreement or in a resolution of the Committee, payment for any Shares subject to a Stock Option may also (or only) be made pursuant to a “cashless exercise” by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No Shares shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a stockholder of the Company holding the class or series of Shares that is subject to such Stock Option (including, if applicable, the right to vote the Shares and the right to receive dividends), when the optionee has given written notice of exercise and has paid in full for such Shares.

(e)    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a Stock Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

ARTICLE 7.    Stock Appreciation Rights

7.1.    Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to an Employee, Director or consultant at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. In the case of a Non-Qualified Stock Option, Tandem SARs may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, Tandem SARs may be granted only at the time of grant of such Stock Option.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to the aggregate limit on grants to individual Participants set forth in Article 4) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. However, the grant price of a Freestanding SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2.    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100 percent) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3.    Exercise of Freestanding SARs. Subject to the other provisions of this Article 7, Freestanding SARs may be exercised upon whatever terms and conditions the Committee, at its sole discretion, imposes upon them.

7.4.    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5.    Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, at its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6.    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR; by

(b)    The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7.    Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of a SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of any rule or interpretation promulgated under Section 16 (or any successor rule) of the Exchange Act.

ARTICLE 8.    Restricted Stock

8.1.    Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Employees, Directors and consultants to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Participant (subject to the aggregate limit on grants to individual Participants set forth in Article 4), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 8.3.

The Committee may, prior to grant, condition the vesting of Restricted Stock upon continued service of the Participant. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

8.2.    Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Tupperware Brands Corporation 2010 Incentive Plan, or in an Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Tupperware Brands Corporation.”

The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3.    Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a)    Subject to the provisions of the Plan and the Award Agreement referred to in Section 8.3(d), during the Restricted Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock. Within these limits, the Committee may, subject to Section 3.2(d) above, provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service.

(b)    Except as provided in this paragraph (b) and paragraph (a), above, and the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Shares that is the subject of the Restricted Stock to vote the Shares. Dividends shall be held and shall accrue, subject to the vesting of the underlying Restricted Stock, unless the

Committee determines otherwise in the applicable Award Agreement or makes an adjustment or substitution to the Restricted Stock pursuant to Section 4.3 in connection with such dividend or distribution.

(c)    If and when any applicable Restriction Period expires without a prior forfeiture of the Restricted Stock, book-entry registration or unlegended certificates for such Shares, as determined by the Committee, and any accrued but unpaid dividends shall be delivered to the Participant.

(d)    Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

ARTICLE 9.    Restricted Stock Units

9.1.    Nature of Award. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, either by delivery of Shares to the Participant or by the payment of cash based upon the Fair Market Value of a specified number of Shares. Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 9.2.

9.2.    Terms and Conditions. The Committee may, in connection with the grant of Restricted Stock Units, designate them as Performance Awards, in which event it shall condition the vesting thereof upon the attainment of Performance Goals. If the Committee does not designate Restricted Stock Units as Performance Awards, it may also condition the vesting thereof upon the attainment of Performance Goals. Regardless of whether Restricted Stock Units are Performance Awards, the Committee may also condition the vesting thereof upon the continued service of the Participant. The applicable Award Agreement shall specify the consequences for the Restricted Stock Units of the Participant’s termination of employment. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits. Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered until they are settled, except to the extent provided in the applicable Award Agreement in the event of the Participant’s death. The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 21.3 below).

ARTICLE 10.    Performance Awards

10.1.    Grant of Performance Awards. Subject to the terms of the Plan, Performance Awards may be granted either alone or in addition to other Awards granted under the Plan, as determined by the Committee. Such Performance Awards may take the form determined by the Committee, including without limitation, cash, Shares, Performance Units and Performance Shares, or any combination thereof. Performance Awards may be awarded as short-term or long-term incentives. Each Director shall receive a one-time grant of one thousand (1,000) Shares upon serving his or her initial three months as a member of the Board.

10.2.    Performance Goals.

(a)    The Committee may set Performance Goals at its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Awards that will be paid out to the Participants, and may attach to such Performance Awards one or more restrictions, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Performance Share, or restrictions which are necessary or desirable as a result of applicable laws or regulations. Each Performance Award may be confirmed by, and be subject to, an Award Agreement.

(b)    The Committee shall have the authority at any time to make adjustments to Performance Goals for any outstanding Performance Awards which the Committee deems necessary or desirable unless at the time of establishment of goals the Committee shall have precluded its authority to make such adjustments.

10.3.    Value of Performance Units/Shares.

(a)    Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b)    Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

10.4.    Earning of Performance Awards. After the applicable Performance Period has ended, the holder of any Performance Award shall be entitled to receive the payout earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved, except as adjusted pursuant to Section 10.2(b) or as deferred pursuant to Article 13.

10.5.    Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be made in accordance with terms and conditions prescribed or authorized by the Committee. The Committee may permit the Participants to elect to defer or the Committee may require the deferral of, the receipt of Performance Awards upon such terms as the Committee deems appropriate.

ARTICLE 11.    Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted under the Plan; provided, however, that dividends or dividend equivalents shall not be included in such other Awards which take the form of Stock Options or Stock Appreciation Rights.

ARTICLE 12.     Beneficiary

12.1.    Designation. Each Participant under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successively). Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. Any such designation shall control over any inconsistent testamentary or inter vivos transfer by a Participant, and any benefit of a Participant under the Plan shall pass automatically to a Participant’s Beneficiary pursuant to a proper designation pursuant to this Section 12.1 without administration under any statute or rule of law governing the transfer of property by will, trust, gift or intestacy.

12.2.    Absence of Designation. In the absence of any such designation contemplated by Section 12.1, benefits remaining unpaid at the Participant’s death shall be paid pursuant to the Participant’s will or pursuant to the laws of descent and distribution.

ARTICLE 13.    Deferrals

13.1.     Deferrals. The Committee may permit a Participant to elect, or the Committee may require at its sole discretion subject to the proviso set forth below, any one or more of the following: (i) the deferral of the Participant’s receipt of cash, (ii) a delay in the exercise of an Option or SAR, (iii) a delay in the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or (iv) a delay of the satisfaction of any requirements or goals with respect to Performance Awards; provided, however, the Committee’s authority to take such actions hereunder shall exist only to the extent necessary to reduce or eliminate a limitation on the deductibility of compensation paid to the Participant pursuant to (and so long as such action in and of itself does not constitute the exercise of impermissible discretion under) Section 162(m) of the Code, or any successor provision thereunder. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals, including provisions relating to periods of deferral, the terms of payment following the expiration of the deferral periods, and the rate of earnings, if any, to be credited to any amounts deferred thereunder.

13.2.    Section 409A. Notwithstanding the foregoing, if any deferral permitted by this Plan or an Award Agreement or any distribution of an Award pursuant to the terms of this Plan or an Award Agreement would subject a Participant to tax under Section 409A of the Code, the Company shall modify the Plan or applicable Award Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant.

ARTICLE 14.    Rights of Employees and Consultants

14.1.    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or status as a consultant at any time, nor confer upon any Participant any right to continue in the employ of the Company or any of its Subsidiaries or affiliates or to continue as a consultant. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries and affiliates (or between Subsidiaries and affiliates) shall not be deemed a termination of employment. However, if a Subsidiary or affiliate of the Company ceases to be a Subsidiary or affiliate, any Participant who is no longer employed by or a consultant to the Company or one of its remaining Subsidiaries and affiliates following such event shall be considered to have terminated his or her employment or consultancy, notwithstanding any continued employment or consultancy with such former Subsidiary or affiliate.

14.2.    Participation. No Employee, Director or consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 15.    Change of Control

(a)    Treatment of Outstanding Awards.

In the event of a Change of Control, the successor organization (the “Successor”) may substitute equivalent awards. A substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted as determined by the Committee in its sole discretion; (ii) relate to a publicly-traded equity security of the Successor involved in the Change of Control or another entity that is affiliated with the Company or the Successor following the Change of Control; (iii) be the same type of award to the Award being substituted; and (iv) have other terms and conditions that are not less favorable to the Participant than the terms and conditions of the Award being substituted, as determined by the Committee in its sole discretion. If an Award is substituted by the Successor and within two (2) years following a Change of Control the Participant (i) is terminated by the Successor (or an affiliate thereof) without Cause or (ii) if the Participant is an executive officer of the Company (who is subject to reporting under Section 16 of the Exchange Act of 1934) and resigns for Good Reason, the following rules shall apply to the substituted Awards, unless otherwise specifically provided in the applicable Award Agreement:

(A)	Vesting of Options and SARs. Any and all Options and SARs shall become immediately exercisable as of the termination or resignation.

(B)

Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock as provided in the Award Agreement. If such Restricted Stock Units are exempt from the requirements of Code § 409A, the Restricted Stock Units shall be paid within thirty (30) days following the termination or resignation. If such Restricted Stock Units are subject to the requirements of Code § 409A, then the Restricted Stock Units shall be paid within the thirty (30) day period following the six (6) month anniversary of the Participant’s separation from service (within the meaning of the 409A Guidance) (a “Separation from Service”). If a Participant’s termination or resignation is not a Separation from Service, Restricted Stock Units subject to the requirements of Code § 409A shall be paid as of the earlier of the time specified in the Award Agreement or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change of Control

(C)

Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the termination or resignation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such resignation or termination and expressed in terms of the total of completed months out of the total number of months within the Performance Period), with payment to be made, based on actual performance, in cash or stock at such time following the Performance Period as otherwise specified in the Award document.

(D)	Transfer. A transfer of employment among the Successor and its affiliates shall not, in and of itself, be deemed a termination or resignation of employment.

(b) In the event of a Change of Control, any outstanding Awards that are not substituted with equivalent awards, by the Successor, or in the case of a dissolution or liquidation of the Company, all Awards shall be subject to the following rules:

(A)

Options and SARs. All Options and SARs shall be fully vested and exercisable and the Committee shall either (1) give a Participant a reasonable opportunity to exercise the Option and SAR before the transaction resulting in the Change of Control or (2) pay the Participant the difference between the exercise price for the Option or SAR and the consideration provided to other similarly situated shareholders in such Change of Control. In either case, such Option or SAR shall be cancelled. The Committee shall not be obligated to treat all Options and SARs subject to this Section 15(b) in the same manner.

(B)

Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock as provided in the Award document. If Restricted Stock Units are exempt from the requirements of Code § 409A, then the Restricted Stock Units shall be paid within thirty (30) days following the Change of Control. If Restricted Stock Units are subject to the requirements of Code § 409A, then the time of payment will depend on whether the Change of Control is a distribution event under Treasury Regulation § 1.409A-3(a)(5) (a “409A Change of Control”). If the Change of Control is a 409A Change of Control, then the Restricted Stock Units subject to the requirements of Code § 409A shall be paid within the thirty (30) day period following the six (6) month anniversary of the Change of Control. If the Change of Control is not a 409A Change of Control, Restricted Stock Units subject to the requirements of Code § 409A shall be paid as of the earlier of the time specified in the Award Agreement or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change of Control.

(C)

Vesting, Payment and Achievement of Performance-Based Awards. Performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the Change of Control or dissolution or liquidation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such Change of Control or dissolution or liquidation and expressed in terms of the total of completed months out of the total number of months within the Performance Period), with payment to be made, based on actual performance, in cash or stock at such time following the Performance Period as otherwise specified in the Award document.

15.2.    Termination, Amendment, and Modifications of Change of Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award without the prior written consent of the Participant if such action is taken (a) on or after the date of a Change of Control or (b) at the request of a party seeking to effectuate a Change of Control or otherwise in anticipation of a Change of Control.

ARTICLE 16.    Amendment, Modification, and Termination

16.1.    Amendment, Modification, and Termination. Except as specifically provided in Section 15.2, at any time and from time to time, the Board may terminate, amend, or modify the Plan. However, without the approval of the stockholders of the Company, no such amendment or modification may:

(a)    Increase the total number of Shares which may be issued under this Plan, except as provided in Article 4 hereof; or

(b)    Modify the eligibility requirements; or

(c)    Materially increase the benefits accruing under the Plan.

16.2.    Awards Previously Granted. (a) Notwithstanding the foregoing, prior to a Change of Control, the Committee shall have the right to replace any previously granted Award under the Plan with an Award equal to the value of the replaced Award at the time of replacement, as determined by the Committee in its sole discretion, without obtaining the consent of the Participant holding such Award; provided, however, that notwithstanding the foregoing or the terms of any Award Agreement provision, the Committee shall not modify any Stock Option or SAR without stockholder approval if the effect of such modification would be to (i) reduce an Option Price of a Stock Option or the grant price of an SAR; (ii) cancel a Stock Option or SAR in exchange for other Awards under the Plan; (iii) cancel a Stock Option or SAR in exchange for a Stock Option or SAR with a Option Price or grant price, respectively, that is less than the Option Price or grant price of the cancelled Stock Option or SAR, respectively; or (iv) cancel a Stock Option or SAR in exchange for cash; and provided, further, that no such replacement shall deprive the Participant of any rights he or she may have pursuant to Article 15, which shall apply to the replacement Award to the same extent as to the replaced Award.

(b) In the event it is determined that the Company’s previously reported financial results have been misstated due to error, omission, fraud or other misconduct, including a misstatement that leads to a restatement of previously issued financial statements, any previous cash payment, deferral of cash payment, or delivery of common stock of the Company which was made pursuant to any incentive compensation award shall be subject to recovery by the Company as the Committee, in its sole discretion, shall in good faith determine. The Company may recover all or any portion of any award made to any Participant with respect to a fiscal year of the Company when misstated financial information that formed the basis for the award occurs. The maximum amount subject to recovery from a Participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the misstatement, or any lesser amount that the Committee may determine; provided, however, that in the case of a secondary award, the Committee may make such determination as to the amount of any repayment it deems to have been based upon financial results that would have been adjusted to correct such misstatement, up to the total amount of the secondary award. The Committee shall also have the power under this Section 16.2(b) to (i) recover from a Participant any shares of common stock delivered in connection with an Award, and/or (ii) cancel an outstanding Award in connection with such an action.

16.3.    Changes in Law and Tax Accounting. Notwithstanding the provisions of Sections 16.1 and 16.2, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

ARTICLE 17.    Withholding

17.1.     Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising under or as a result of this Plan.

17.2.    Share Withholding. With respect to withholding required and/or permitted upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event hereunder, the Committee may require or permit, at its discretion, satisfaction of the withholding requirement, in whole or in part, by having the Company withhold Shares (or by surrendering Shares previously owned or purchased in the open market) having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

ARTICLE 18.     Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, spin-off, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 19.    Nontransferability of Awards.

Unless otherwise determined by the Committee, no Award shall be transferable (either by sale, pledge, assignment, gift, or other alienation or hypothecation) by a Participant other than by will or by application of the laws of descent and distribution; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

ARTICLE 20.    Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

ARTICLE 21.    Miscellaneous

21.1.    Subsidiary Employees. In the case of a grant of an Award to an employee or consultant of any Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee or consultant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

21.2.    Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to individuals who are eligible to participate in the plan who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

21.3.    Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 4 for such reinvestment (taking into account then outstanding Options and other Awards).

ARTICLE 22.     Legal Construction

22.1.    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

22.2.    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.3.    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to comply with this Section 22.3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares or uncertificated forms of Shares under the Plan prior to fulfillment of all of the following conditions:

(a)    Listing or approval for listing upon notice of issuance, of such Shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Shares;

(b)    Any registration or other qualification of such Shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(c)    Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

22.4.    Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

00069480

Shareowner ServicesSM
P.O. Box 64945	COMPANY #
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/tup Use the Internet to vote your proxy until 1:00 p.m. (ET) on May 11, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on May 11, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2, 3 and 4.

1. Election of Directors:
01 Rita Bornstein, Ph.D.	☐ For	☐ Against	☐ Abstain	06 Antonio Monteiro de Castro	☐ For	☐ Against	☐ Abstain

02 Kriss Cloninger, II	☐ For	☐ Against	☐ Abstain	07 David R. Parker	☐ For	☐ Against	☐ Abstain

03 E. V. Goings	☐ For	☐ Against	☐ Abstain	08 Joyce M. Roché	☐ For	☐ Against	☐ Abstain

04 Joe R. Lee	☐ For	☐ Against	☐ Abstain	09 J. Patrick Spainhour	☐ For	☐ Against	☐ Abstain

05 Bob Marbut	☐ For	☐ Against	☐ Abstain	10 M. Anne Szostak	☐ For	☐ Against	☐ Abstain

2. Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm					☐ For	☐ Against	☐ Abstain

3. Advisory Vote Regarding the Company’s Executive Compensation Program					☐ For	☐ Against	☐ Abstain

4. Proposal to Approve the Tupperware Brands Corporation 2010 Incentive Plan					☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR, AND FOR ITEMS 2, 3 AND 4.			Date:
Address Change? Mark Box ☐ Indicate changes below:	I plan to attend the meeting. If you check this box an admission ticket will be sent to you.	☐	.

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TUPPERWARE BRANDS CORPORATION ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 12, 2010 1:00 p.m. HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT 9300 Airport Boulevard Orlando, Florida 32827
Tupperware Brands Corporation
14901 S. Orange Blossom Trail	PROXY
Orlando, Florida 32837

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1, and “FOR” Items 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Shareowner ServicesSM
P.O. Box 64945	COMPANY #
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

INTERNET – www.eproxy.com/tup Use the Internet to vote your proxy until 1:00 p.m. (ET) on May 7, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 1:00 p.m. (ET) on May 7, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your voting instruction card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS VOTING INSTRUCTION CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2, 3 and 4.

1. Election of Directors:
01 Rita Bornstein, Ph.D.	☐ For	☐ Against	☐ Abstain	06 Antonio Monteiro de Castro	☐ For	☐ Against	☐ Abstain

02 Kriss Cloninger, III	☐ For	☐ Against	☐ Abstain	07 David R. Parker	☐ For	☐ Against	☐ Abstain

03 E. V. Goings	☐ For	☐ Against	☐ Abstain	08 Joyce M. Roché	☐ For	☐ Against	☐ Abstain

04 Joe R. Lee	☐ For	☐ Against	☐ Abstain	09 J. Patrick Spainhour	☐ For	☐ Against	☐ Abstain

05 Bob Marbut	☐ For	☐ Against	☐ Abstain	10 M. Anne Szostak	☐ For	☐ Against	☐ Abstain

2. Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm					☐ For	☐ Against	☐ Abstain

3. Advisory Vote Regarding the Company’s Executive Compensation Program					☐ For	☐ Against	☐ Abstain

4. Proposal to Approve the Tupperware Brands Corporation 2010 Incentive Plan					☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR, AND FOR ITEMS 2, 3 AND 4.	Date:
Address Change? Mark Box ☐ Indicate changes below:	.

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 12, 2010

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Airport Boulevard

Orlando, Florida 32827

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	Voting Instruction Card
VOTING INSTRUCTIONS TO TRUSTEE FOR 2010 ANNUAL MEETING OF SHAREHOLDERS MAY 12, 2010

As a participant in the Tupperware Brands Corporation Retirement Savings Plan, you have the right to give instructions to the trustee of such plan as to the voting of certain shares of the Corporation’s common stock at the Corporation’s annual meeting of shareholders to be held on May 12, 2010 and at any adjournment thereof. In this connection, please follow the voting instructions on the reverse side of this card and either vote telephonically, electronically, or sign and date it, and return this card promptly in the postage-paid envelope provided.

Regardless of the number of shares held in trust on your behalf, exercising your voting instruction right is very important.

This voting instruction card when properly executed will be voted in the manner directed. If no direction is made, this voting instruction card will be taken as authority to vote FOR the election of all nominees in Item 1, and FOR Items 2, 3 and 4, and in the discretion of the proxies, to vote upon any other matter which may properly come before the meeting and any adjournment thereof. If this card is not returned or is returned unsigned, the trustee will vote the shares in accordance with the terms of the Defined Contribution Trust.

☒ Please mark votes as indicated in this example.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES IN ITEM 1, AND “FOR” ITEMS 2, 3 AND 4.

See reverse for voting instructions.